As filed with the Securities and Exchange Commission on December 22, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

PERASO INC.

(Exact name of registrant as specified in its charter)

Delaware	3674	77-0291941
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James Sullivan

Chief Financial Officer

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Blake Baron, Esq.	Michael Nertney, Esq.
Mitchell Silberberg & Knupp LLP	Ellenoff Grossman & Schole LLP
437 Madison Ave., 25th Floor	1345 Avenue of the Americas
New York, New York 10022	New York, New York 10105
Tel: (212) 509-3900	Tel: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 22, 2023

PRELIMINARY PROSPECTUS

Shares of Common Stock and Accompanying

Common Warrants to Purchase up to                  Shares of Common Stock

or

Pre-Funded Warrants to Purchase up to                      Shares of Common Stock and Accompanying

Common Warrants to Purchase up to                        Shares of Common Stock

Up to                     Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants and Common Warrants

and

Underwriter Warrants to Purchase up to                  Shares of Common Stock

We are offering                     shares of our common stock, par value $0.001, or common stock, and warrants to                   purchase up to shares of common stock, or the common warrants, pursuant to this prospectus. The combined public offering price for each share of our common stock, together with a common warrant to purchase one share of common stock, is $            .. Each common warrant will have an exercise price of $           per share, will be exercisable immediately and will expire on the fifth anniversary of the date of issuance. The shares of our common stock and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. This prospectus also relates to the offering of the shares of common stock issuable upon exercise of the common warrants.

We are also offering pre-funded warrants to purchase up to an aggregate of                         shares of common stock, or the pre-funded warrants, in lieu of shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding shares of common stock following the consummation of this offering. A holder of pre-funded warrants will not have the right to exercise any portion of its pre-funded warrants if the holder, together with its affiliates and certain related parties, would beneficially own in excess of 4.99% (or, at the election of the holder, 9.99%) of the number of shares of common stock outstanding immediately after giving effect to such exercise. Each pre-funded warrant is exercisable for one share of our common stock. Each pre-funded warrant is being issued together with the same common warrant described above being issued with each share of common stock. For each pre-funded warrant that we sell, the number of shares of common stock that we are selling will be decreased on a one-for-one basis. The combined public offering price of each pre-funded warrant, together with the accompanying common warrant, is $              . The pre-funded warrants are immediately exercisable and may be exercised at any time until all of the pre-funded warrants are exercised in full. The pre-funded warrants and the common warrants are immediately separable and will be issued separately, but will be purchased together in this offering. In this prospectus, we refer to the common warrants and pre-funded warrants together as the “warrants.” This prospectus also relates to the offering of common stock issuable upon exercise of such warrants. We collectively refer to the shares of common stock and warrants offered hereby and the shares of common stock underlying the warrants as the “securities.”

There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited. Our common stock is listed on the Nasdaq Capital Market under the symbol “PRSO.” On                 , 2024, the last reported sale price of our common stock was $              .. We have assumed a public offering price of $                   per share of common stock together with a common warrant to purchase one share of common stock, which represents the last reported sale price of our common stock as reported on the Nasdaq Capital Market on                    , 2024. The final public offering price will be determined through negotiation between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the recent market price used throughout this prospectus may not be indicative of the final public offering price. The price of our common stock on the Nasdaq Capital Market during recent periods will only be one of many factors in determining the final public offering price. Other factors to be considered in determining the final public offering price include our history, our prospects, the industry in which we operate, our past and present operating results, the previous experience of our executive officers and directors, the general condition of the securities markets at the time of this offering and discussions between the underwriters and prospective investors.

We are a “smaller reporting company” as defined under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and the documents incorporated by reference herein and may elect to comply with reduced public company reporting requirements in future filings. See “Prospectus Summary⸺Implications of Being a Smaller Reporting Company.”

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described beginning on page 7 of this prospectus under the caption “Risk Factors”, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

	Per Share and Accompanying Common Warrant	Per Pre-Funded Warrant and Accompanying Common Warrant	Total
Public offering price	$	$	$
Underwriting discounts and commissions(1)	$	$	$
Proceeds to us, before expenses(2)	$	$	$

(1)

We have agreed to reimburse the underwriters for certain expenses and issue the representative of the underwriters warrants to purchase 7% of the number of shares of common stock and pre-funded warrants sold in this offering. See “Underwriting” on page 37 for additional information regarding underwriting compensation.

(2)	The above summary of offering proceeds does not give effect to any proceeds from the exercise of the warrants being issued in this offering.

We have granted the underwriters an option for a period of up to 45 days from the date of this prospectus to purchase up                    additional shares of our common stock at the public offering price of $            per share, and/or common warrants to purchase up to                  shares of our common stock at the public offering price of $              per common warrant, or any combination thereof, as determined by the underwriters, less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Neither the Securities and Exchange Commission (“SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the securities against payment in New York, New York on or about          , 2024.

Ladenburg Thalmann

The date of this prospectus is          , 2024.

i

ABOUT THIS PROSPECTUS

The registration statement we filed with the Securities and Exchange Commission, or the SEC, includes exhibits that provide more detail of the matters discussed in this prospectus. You should read this prospectus, the related exhibits filed with the SEC, and the documents incorporated by reference herein before making your investment decision. You should rely only on the information provided in this prospectus and the documents incorporated by reference herein or any amendment thereto.

You should not assume that the information contained in this prospectus or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference herein or therein is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus or any related free writing prospectus is delivered, or securities are sold, on a later date. This prospectus contains or incorporates by reference summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been or will be filed or have been or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of those documents as described in this prospectus under the heading “Where You Can Find More Information.”

You should rely only on the information that we have included or incorporated by reference in this prospectus and any related free writing prospectus that we may authorize to be provided to you. We have not, and the underwriters have not, authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any related free writing prospectus. This prospectus and any related free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus or any related free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

In addition, while we believe the industry, market and competitive position data included in this prospectus, including the information incorporated by reference herein is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors. These factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

Unless the context otherwise requires, references to “Peraso,” “we,” “our,” “us” or the “Company” in this prospectus mean Peraso Inc. and its consolidated subsidiaries.

ii

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should read this entire prospectus carefully, including the section entitled “Risk Factors” included elsewhere in this prospectus, and the documents incorporated by reference herein, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes thereto, in the documents incorporated by reference herein. Some of the statements in this prospectus and in the documents incorporated by reference herein, constitute forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Peraso is a pioneer in high-performance 60GHz unlicensed and 5G mmWave wireless technology, offering integrated circuits, or ICs, antenna modules, software and IP. We support a variety of applications, including fixed wireless access, immersive video, and factory automation. We specialize in the development of mmWave semiconductors, primarily in the unlicensed 60 GHz spectrum band for 802.11ad/ay compliant devices and in the 28/39 GHz spectrum bands for 5G-compliant devices. We derive our revenue from selling semiconductor devices, as well as antenna modules based on using those mmWave semiconductor devices.

Our products enable a range of applications including: multi-gigabit point-to-point, or PtP, wireless links with a range of up to 25 kilometers and operating in the 60GHz frequency band; multi-gigabit point-to-multi-point, or PtMP, links in the 60GHz frequency band use to provide fixed wireless access, or FWA, services; FWA in the 5G operating bands from 24GHz to 43GHz to provide multi-gigabit capability and low latency connections; and consumer applications, such as wireless video streaming and untethered augmented reality and virtual reality. We believe that networking, wireless and wired communication and security appliance systems can have a product life from a few years to over 10 years once a product like ours has been designed into the system.

mmWave is a very high frequency band, typically from 24GHz to 300 GHz. It is part of the radio wave spectrum that is used specifically for data transmission in 5G networks. The wide bandwidth is very attractive for ultrahigh speed wireless and satellite communications. mmWaves can carry more data, transmit data much more quickly and are less likely to be blocked by obstacles than traditional cellular frequencies. In addition, we believe mmWave is a much cheaper alternative to installing fiber and allows FWA carriers a competitive advantage against other access technologies, such as cable broadband. The challenges faced by mmWave include the requirement of line-of-sight communication, making it not suitable for long-distance communication. The signals typically do not travel as far as traditional wireless signals. Mitigation strategies must be deployed, particularly with regards to the management of signal propagation. Whereas traditional wireless devices utilize a broad, omni-antenna pattern, mmWave systems rely on phased array technology, which focuses the radio signal into a narrow beam to improve propagation characteristics.

We have pioneered a high-volume mmWave production test methodology using standard low cost production test equipment. It has taken us several years to refine performance of this production test methodology, and we believe this places us in a leadership position in addressing operational challenges of delivering mmWave products into high-volume markets. We produce and sell complete mmWave antenna modules. The primary advantage provided by our antenna modules is that our proprietary mmWave ICs and the antenna are integrated into a single device. A differentiating characteristic of mmWave technology is that the radio frequency amplifiers must be as close as possible to the antenna to minimize loss. With our module we can guarantee the performance of the amplifier/antenna interface and simplify customer’s radio frequency, or RF, engineering, facilitating more opportunities for new companies that have not provided RF-type systems, as well as shortening the time to market for new products.

We also acquired a memory product line marketed under the Accelerator Engine name. This memory product line comprises our Bandwidth Engine products, which integrate our proprietary, 1T-SRAM high-density embedded memory and a highly-efficient serial interface protocol resulting in a monolithic memory IC solution optimized for memory bandwidth and transaction access performance. Taiwan Semiconductor Manufacturing Corporation, or TSMC, is the sole foundry that manufactures the wafers used to produce our memory IC products.

We incurred net losses of approximately $7.9 million for the nine months ended September 30, 2023 and $32.4 million for the year ended December 31, 2022, and we had an accumulated deficit of approximately $157.5 million as of September 30, 2023. These and prior year losses have resulted in significant negative cash flows for almost a decade and have necessitated that we raise substantial amounts of additional capital during this period. This raises significant doubt about our ability to continue as a going concern, which was also expressed by the Company’s independent registered public accounting firm in its report on the Company’s consolidated financial statements for the year ended December 31, 2022. We will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time.

We were formerly known as MoSys, Inc. (MoSys) and were incorporated in California in 1991 and reincorporated in 2000 in Delaware. On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into an Arrangement Agreement (the Arrangement Agreement) with Peraso Technologies Inc. (Peraso Tech), a corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (the Peraso Shares), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the Arrangement) under the Business Corporations Act (Ontario). On December 17, 2021, following the satisfaction of the closing conditions set forth in the Arrangement Agreement, the Arrangement was completed and we changed our name to “Peraso Inc.” and began trading on Nasdaq under the symbol “PRSO.”

Recent Developments

Memory IC Product End-of-Life

Taiwan Semiconductor Manufacturing Corporation, or TSMC, is the sole foundry that manufactures the wafers used to produce our memory IC products. TSMC recently informed us that it would be discontinuing the foundry process used to produce wafers, in turn, necessary to manufacture our memory ICs. As a result, we have informed our customers that we are initiating an end-of-life, or EOL, of our memory IC products. We have notified our customers to provide purchase orders by December 22, 2023, and we commenced initial EOL shipments during the quarter ended September 30, 2023. We have requested customers to pay a deposit upon purchase order placement to reserve supply and provide funding for our required inventory purchases. In addition, we have requested customers to accelerate payments to improve our cash flows. Under our EOL plan, we expect shipments of our memory products to continue until at least December 31, 2024. However, the timing of EOL shipments will be dependent on receipt of purchase orders from customers, deliveries from our suppliers, and the delivery schedules requested by our customers. As of September 26, 2023, the Company has received purchase orders totaling $11.3 million.

Cost-Cutting Measures

In February 2023, we implemented a reduction in our workforce and eliminated 5 positions to help us achieve a more cost-efficient organization. In November 2023, we further reduced our workforce by eliminating 3 positions, which included one employee and two consultants, and we initiated a temporary lay-off in Canada of 16 positions, all intended to preserve cash to keep capital expenditures to minimum levels in order to reduce operating costs and our short-term cash needs.

Exploring Strategic Alternatives

In August 2023, we engaged an investment bank to assist with the exploration of strategic alternatives, including a merger, sale of assets or other similar transaction, with the intention to maximize stockholder value and further our business operations. There can be no assurance that the exploration process will result in any strategic alternative, or as to its outcome or timing. We have neither set a timetable for completion of this process, nor have we made any decisions related to strategic alternatives at this time. If a strategic process is unsuccessful and we are unable to raise additional capital, we may be unable to continue our operations at planned levels and be forced to further reduce or terminate our operations. These factors raise substantial doubt about our ability to continue as a going concern.

Summary of Risk Factors

Our business and this offering are subject to numerous risks and uncertainties, discussed in more detail in the following section. These risks include, among others, the following key risks:

●	We might not be able to continue as a going concern.

●	We intend to discontinue the production of our memory products.

●	Our gross profit may fluctuate due to a variety of factors, which could negatively impact our results of operations and our financial condition.

●	Our ongoing exploration of strategic alternatives may not result in entering into or completing transactions, when necessary, and the process of reviewing such strategic alternatives or their conclusion could adversely affect our stock price.

●	We have a history of losses, and we will need to raise additional capital.

●	Our failure to generate the significant capital necessary or raise additional capital to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

●	Our failure to successfully market our products could seriously harm our ability to execute our business strategy and may force us to curtail our research and development plans or existing operations.

●	Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. You may experience further dilution upon the exercise of outstanding stock options and warrants, or the conversion or exchange of other securities.

●	A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

●	There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

●	We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

●	There is no public market for the warrants being offered in this offering.

●	Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common shares, except as set forth in such warrants.

●	The warrants are speculative in nature.

●	Potential volatility of the price of our common stock could negatively affect your investment.

●	Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

●	Our outstanding common stock warrants are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

●	If we fail to maintain compliance with the continued listing requirements of the Nasdaq Stock Market, our common stock may be delisted and the price of our common stock and our ability to access the capital markets could be negatively impacted.

●	We intend to effect a reverse stock split on January 2, 2024, which may adversely impact the market price of our common stock.

Corporate Information

We were founded in 1991 and reincorporated in Delaware in 2000. Our principal corporate offices are located at 2309 Bering Drive, San Jose, California 95131. Our telephone number is (408) 418-7500. The address of our website is www.perasoinc.com. The information provided on or accessible through our website (or any other website referred to in the registration statement, of which this prospectus forms a part, or the documents incorporated by reference herein) is not part of the registration statement, of which this prospectus forms a part, and is not incorporated by reference as part of the registration statement, of which this prospectus forms a part.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Securities Exchange Act of 1934, as amended, or the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting common stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting common stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Reports on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, as long as we are a smaller reporting company with less than $100 million in annual revenue, we are not required to obtain an attestation report on internal control over financial reporting from our independent registered public accounting firm.

The Offering

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Common stock to be offered	shares of common stock, or shares if the underwriters exercise their option to purchase additional shares in full.

Common warrants	We are also offering common warrants to purchase up to shares of common stock. The exercise price of each common warrant will be $ per share. Each common warrant will be immediately exercisable upon issuance for a five-year period after the date of issuance. This prospectus also relates to the offering of the common stock issuable upon exercise of such common warrants. See “Description of the Securities We are Offering” on page 34 of this prospectus. You should also read the form of common warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Pre-funded warrants	We are also offering pre-funded warrants to purchase up to shares of common stock. The purchase price of each pre-funded warrant is equal to the price at which the share of common stock is being sold to the public in this offering, minus $0.001, and the exercise price of each pre-funded warrant is $0.001 per share. The pre-funded warrants are exercisable immediately and may be exercised at any time until all of the pre-funded warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of the pre-funded warrants sold in this offering. See “Description of the Securities We are Offering” on page 34 of this prospectus. You should also read the form of pre-funded warrant, which is filed as an exhibit to the registration statement that includes this prospectus.

Common stock to be outstanding after this offering	shares, or shares if the underwriters exercise their option to purchase additional shares in full.

Option to purchase additional shares of common stock and common warrants	We have granted the underwriters an option for a period of up to 45 days from the date of this prospectus to purchase up to additional shares of our common stock and/or common warrants to purchase up to shares of our common stock, in any combination thereof, from us at the public offering price per share and per common warrant, less underwriting discounts and commissions, in each case solely to cover over-allotments, if any.

Representative Warrants	We have agreed to issue to the representative of the underwriters warrants, or the Representative Warrants, to purchase up to shares of common stock, or shares of common stock assuming the exercise of the over-allotment option in full, as a portion of the compensation payable to the representative of the underwriters in connection with this offering. The Representative Warrants will be immediately exercisable upon issuance at an exercise price equal to $ per share of common stock, expire on the fifth anniversary of the commencement of sales of this offering, and are otherwise in substantially similar form to the common warrants issued in the offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part. See “Underwriting” on page 37 of this prospectus.

Use of proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds” on page 25 of this prospectus.

Lock-up restrictions	We and each of our directors and officers are subject to certain lock-up restrictions as identified in the section titled “Underwriting.”

Risk factors	You should read the section entitled “Risk Factors” beginning on page 7 and the documents incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Nasdaq Capital Market symbol	Our shares of common stock are traded on The Nasdaq Capital Market under the symbol “PRSO”. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Reverse Stock Split	The number of shares of common stock and exchangeable shares in this prospectus reflects a reverse stock split of our issued and outstanding common stock at a one-for-forty (1-for-40) ratio, effective as of 4:01 p.m., Eastern Time, on January 2, 2024.

The number of shares of our common stock to be outstanding after this offering is based on shares of common stock outstanding as of              , 2024, assumes no exercise of any warrants offered hereby, and excludes as of such date:

●	shares of common stock issuable upon the exchange of exchangeable shares;

●	shares of common stock issuable upon the exercise of outstanding stock options;

●	shares of common stock issuable upon the vesting of restricted stock units;

●	shares of common stock available for future issuance under the Company’s 2019 Stock Incentive Plan;

●	shares of common stock issuable upon exercise of the warrants dated November 30, 2022 at $ per share; and

●	shares of common stock issuable upon exercise of the warrants dated June 2, 2023 at $ per share.

Additionally, unless otherwise stated, all information in this prospectus reflects all currency in United States dollars.

RISK FACTORS

Investing in our securities includes a high degree of risk. Prior to making a decision about investing in our securities, you should consider carefully the specific factors discussed below, together with all of the other information contained in this prospectus and the documents incorporated by reference, including the risks identified under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023. Our business, financial condition, results of operations and prospects could be materially and adversely affected by these risks.

Risks Related to Our Business

We might not be able to continue as a going concern.

Our consolidated financial statements as of December 31, 2022 have been prepared under the assumption that we will continue as a going concern for the next twelve months. As of December 31, 2022, we had cash, cash equivalents and investments of $2.9 million and an accumulated deficit of $149.6 million. As of September 30, 2023, we had cash and cash equivalents of $0.7 million and an accumulated deficit of $157.5 million. Our ability to continue as a going concern is dependent upon our ability to raise additional capital and to achieve sustainable revenues and profitable operations. We will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time. As a result of our expected operating losses and cash burn for the foreseeable future and recurring losses from operations, if we are unable to raise sufficient capital through additional debt or equity arrangements, there will be uncertainty regarding our ability to maintain liquidity sufficient to operate our business effectively, which raises substantial doubt as to our ability to continue as a going concern. If we cannot continue as a viable entity, our stockholders would likely lose most or all of their investment in us.

If we are unable to generate sustainable operating profit and sufficient cash flows, then our future success will depend on our ability to raise capital. We are seeking additional financing and evaluating financing alternatives in order to meet our cash requirements for the next 12 months. We cannot be certain that raising additional capital, whether through selling additional debt or equity securities or obtaining a line of credit or other loan, will be available to us or, if available, will be on terms acceptable to us. If we issue additional securities to raise funds, these securities may have rights, preferences, or privileges senior to those of our common stock, and our current stockholders may experience dilution. If we are unable to obtain funds when needed or on acceptable terms, we may be required to curtail our current product development programs, cut operating costs, forego future development and other opportunities or even terminate our operations.

We intend to discontinue the production of our memory products.

Taiwan Semiconductor Manufacturing Corporation, or TSMC, is the sole foundry that manufactures the wafers used to produce our memory IC products. TSMC has informed us that it will be discontinuing the foundry process used to produce the wafers necessary to produce our memory ICs. We are not in a position to transition wafer production to a new foundry and continue to manufacture these products. As a result, we have informed our customers that we are initiating an end-of-life, or EOL, of our memory IC products. We expect to fulfill product EOL orders during 2024 and into 2025. Our memory IC products represented over 50% of our revenues for the year ended December 31, 2022 and over 60% of our revenues for the nine months ended September 30, 2023. The discontinuation of the production and sale of our memory IC products will negatively impact our future revenues, results of operations and cash flows.

Our gross profit may fluctuate due to a variety of factors, which could negatively impact our results of operations and our financial condition.

Our gross profit may fluctuate due to a number of factors, including customer and product mix, market acceptance of our new products, yield, wafer pricing, packaging and testing costs, competitive pricing dynamics, charges for inventory write-downs and geographic and market pricing strategies. To the extent we may offer or be contractually obligated to offer certain customers favorable prices, it would decrease our average selling prices and likely impact our gross profit. In the possible event our customers, including our larger customers, exert more pressure with respect to pricing and other terms, it could put downward pressure on our profit.

Because we do not operate our own wafer fabrication, assembly, or testing facilities, we may not be able to reduce our costs as rapidly as companies that operate their own facilities, and in fact, our costs may even increase, which could further reduce our gross profit. We seek yield improvements and volume-based cost reductions to enable cost reductions. To the extent that such cost reductions do not occur at a sufficient level and in a timely manner, our business, financial condition, and results of operations could be adversely affected and may vary from our estimates.

In addition, we maintain an inventory of our products at various stages of production, as well as an inventory of finished goods. As we are generally a sole-source supplier, we hold these inventories in anticipation of customer orders. If those customer purchase orders do not materialize in a timely manner or customers do not honor those purchase orders, we can have excess or obsolete inventory which we would have to write-down, and our gross profit and results of operations would be adversely affected.

Our ongoing exploration of strategic alternatives may not result in entering or completing transactions, when necessary, and the process of reviewing such strategic alternatives or their conclusion could adversely affect our stock price.

In August 2023, we engaged an investment bank to assist with the exploration of strategic alternatives, including a merger, sale of assets or other similar transaction, with the intention to maximize stockholder value and further our business operations. There can be no assurance, however, that our evaluation of strategic alternatives will result in transactions or other alternatives, even when deemed necessary. We have neither set a timetable for completion of this process, nor have we made any decisions related to strategic alternatives at this time. If a strategic process is unsuccessful and we are unable to raise additional capital, we may be unable to continue our operations at planned levels and be forced to further reduce or terminate our operations.

There can be no assurance any transaction will result from our ongoing evaluation of strategic alternatives. Any potential transaction would be dependent on a number of factors that may be beyond our control, including, among other things, market conditions, industry trends, the interest of third parties in a potential transaction with us, obtaining stockholder approval and the availability of financing to third parties in a potential transaction with us on reasonable terms. The process of reviewing strategic alternatives may be time consuming and may involve the dedication of significant resources and may require us to incur significant costs and expenses. It could negatively impact our ability to attract, retain and motivate employees, and expose us to potential litigation in connection with this process or any resulting transaction. If we are unable to effectively manage the process, our financial condition and results of operations could be adversely affected. In addition, speculation regarding any developments related to the review of strategic alternatives and perceived uncertainties related to the future of our Company could cause our stock price to fluctuate significantly. Further, any alternative strategic paths that may be pursued and completed ultimately may not deliver the anticipated benefits or enhance stockholder value. There can be no guarantee that the process of evaluating alternative strategic alternatives will result in our Company entering into or completing potential transactions within the anticipated timing or at all.

We have a history of losses, and we will need to raise additional capital.

We incurred net losses of approximately $7.9 million for the nine months ended September 30, 2023 and $32.4 million for the year ended December 31, 2022, and we had an accumulated deficit of approximately $157.5 million as of September 30, 2023. These and prior-year losses have resulted in significant negative cash flows. To remain competitive and expand our product offerings to customers, we will need to increase revenues substantially beyond levels that we have attained in the past in order to generate sustainable operating profit and sufficient cash flows to continue doing business without raising additional capital from time to time. Given our history of fluctuating revenues and operating losses, and the challenges we face in securing customers for our products, we cannot be certain that we will be able to achieve and maintain profitability on either a quarterly or annual basis in the future. As a result, we may need to raise additional capital in the future, which may or may not be available to us at all or only on unfavorable terms.

Our failure to generate the significant capital necessary or raise additional capital to expand our operations and invest in new products could reduce our ability to compete and could harm our business.

We intend to continue spending to grow our business. If we do not achieve and maintain profitability, we will need additional financing to pursue our business strategy, develop new products, respond to competition and market opportunities and acquire complementary businesses or technologies. There can be no assurance that such additional capital, whether in the form of debt or equity financing, will be sufficient or available and, if available, that such capital will be offered on terms and conditions acceptable to us.

If we were to raise additional capital through sales of our equity securities, our stockholders would suffer dilution of their equity ownership. If we engage in debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, prohibit us from paying dividends, repurchasing our stock or making investments, and force us to maintain specified liquidity or other ratios, any of which could harm our business, operating results and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

●	develop or enhance our products;

●	continue to expand our product development and sales and marketing organizations;

●	acquire complementary technologies, products or businesses;

●	expand operations, in the United States or internationally;

●	hire, train and retain employees; or

●	respond to competitive pressures or unanticipated working capital requirements.

We may fail to achieve the intended cost savings and related benefits from our reduction in workforce and temporary lay-offs.

In February 2023, we implemented a reduction in our workforce and eliminated 5 positions to help us achieve a more cost-efficient organization. In November 2023, we further reduced our workforce by eliminating 3 positions, which included one employee and two consultants, and we initiated a temporary lay-off in Canada of 16 positions, all intended to preserve cash to keep capital expenditures to minimum levels in order to reduce operating costs and our short-term cash needs.

We may fail to effectively execute on, or achieve the intended goals of, the reductions in operating costs. Our plans may also change as we continue to refocus on reducing operating costs and streamlining operations, while at the same time conserving cash by delaying or deferring certain expenditures as well. These actions may take more time than we currently estimate and we may not be able to achieve the cost-efficiencies sought. In addition, the reduction in workforce may negatively impact employee morale for those who are not directly impacted, which may increase employee attrition and hurt future recruiting efforts, hindering our ability to achieve our key priorities. Any failure to achieve the expected benefits from the reduction in workforce could adversely affect our stock price, financial condition and ability to achieve our goals.

Our failure to successfully market our products could seriously harm our ability to execute our business strategy and may force us to curtail our research and development plans or existing operations.

Our success depends upon the acceptance by our target markets of our products and technologies. Our prospective customers, which include original equipment manufacturers, or OEMs, and service providers, may be unwilling to adopt and design-in our products due to the uncertainties and risks surrounding designing a new IC or module and/or incorporating new IP into their systems and relying on a small, sole-sourced supplier. Thus, currently, we do not know whether we will be able to generate adequate profit from making and selling our products and licensing our technologies to sustain our operations.

An important part of our strategy to gain market acceptance is to penetrate new markets by targeting market leaders to accept our technology solutions. This strategy is designed to encourage other participants in those markets to follow these leaders in adopting our solutions. If a high-profile industry participant adopts our products for one or more of its products but fails to achieve success with those products, or is unable to successfully implement our products, other industry participants’ perception of our solutions could be harmed. Any such event could reduce the amount of future sales of our products.

Future revenue growth depends on our winning designs with existing and new customers, retaining current customers, and having those customers design our solutions into their product offerings and successfully selling and marketing such products. If we do not continue to win designs in the short term, our product revenue in the following years will not grow.

We sell our ICs to customers that include our ICs and modules in their products. Our technology is generally incorporated into products at the design stage, which we refer to as a design win, and which we define as the point at which a customer has made a commitment to build a board against a fixed schematic for its system, and this board will utilize our products. As a result, our future revenue depends on our OEM customers designing our products into their products, and on those products being produced in volume and successfully commercialized. If we fail to retain our current customers or convince our current or prospective customers to include our products in their products and fail to achieve a consistent number of design wins, our results of operations and business will be harmed. In addition, if a current or prospective customer designs a competitor’s offering into its product, it becomes significantly more difficult for us to sell our products to that customer because changing suppliers involves significant cost, time, effort and risk for the OEM. Even if a customer designs one of our ICs or modules into its product, we cannot be assured that the OEM’s product will be commercially successful over time, or at all, or that we will receive or continue to receive any revenue from that customer. Furthermore, the customer product for which we obtain a design win may be canceled before the product enters production or before or after it is introduced into the market. Because of our extended sales cycle, our revenue in future years is highly dependent on design wins we are awarded today. Our lack of capital and uncertainty about our future technology roadmap also may limit our success in achieving additional design wins, as discussed under “We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased costs.”

The design win process for our products is generally lengthy, expensive and competitive, with no guarantee of revenue, and, if we fail to generate sufficient revenue to offset our expenses, our business and operating results would suffer.

Achieving a design win for one of our products is typically a lengthy, expensive and competitive process because our customers generally take a considerable amount of time to evaluate our products. In the markets we serve, the time from initial customer engagement to design win to production volume shipments can range from one to three years, though it may take longer for new customers or markets we intend to address. In order to win designs, we are required to both incur design and development costs and dedicate substantial engineering resources in pursuit of a single customer opportunity. Even though we incur these costs we may not prevail in the competitive selection process, and, even if we do achieve a design win, we may never generate sufficient, or any, revenue to offset our development expenditures. Our customers have the option to decide whether or not to put our solutions into production after initially designing our products in the specification. The customer can make changes to its product after a design win has been awarded to us, which can have the effect of canceling a previous design win. The delays inherent in our protracted sales cycle increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated revenue. In addition, any change, delay or cancellation of a customer’s plans could harm our financial results, as we may have incurred significant expense while generating no revenue.

If our foundries do not achieve satisfactory yields or quality, our cost of net revenue will increase, our operating margins will decline and our reputation and customer relationships could be harmed.

We depend not only on sufficient foundry manufacturing capacity and wafer prices, but also on good production yields (the number of good die per wafer) and timely wafer delivery to meet customer demand and maintain profit margins. The fabrication of our products is a complex and technically demanding process. Minor deviations in the manufacturing process can cause substantial decreases in yields and, in some cases, cause production to be suspended. From time to time, our foundries experience manufacturing defects and reduced manufacturing yields. Changes in manufacturing processes or the inadvertent use of defective or contaminated materials by our foundries could result in lower than anticipated manufacturing yields, which would harm our revenue or increase our costs. For example, in the past, one of our foundries produced ICs and met its process specification range but did not meet our customer’s specifications causing us to write off a portion of our production lot. Many of these problems are difficult to detect at an early stage of the manufacturing process and may be time consuming and expensive to correct. Poor yields from our foundry, or defects, integration issues or other performance problems in our ICs, could cause us significant customer relations and business reputation problems, harm our operating results and give rise to financial or other damages to our customers. Our customers might consequently seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

We may experience difficulties in transitioning to new wafer fabrication process technologies or in achieving higher levels of design integration, which may result in reduced manufacturing yields, delays in product deliveries and increased costs.

We aim to use the most advanced manufacturing process technology appropriate for our solutions that is available from our foundries. As a result, we periodically evaluate the benefits of migrating our solutions to other technologies in order to improve performance and reduce costs. These ongoing efforts require us from time to time to modify the manufacturing processes for our products and to redesign some products, which in turn may result in delays in product deliveries. We are dependent on our foundries to support the production of wafers for future versions of our IC. Such production may require changes to the foundry’s existing process technology. If the foundry elects to not alter their process technology to support future versions of our ICs, we would need to identify a new foundry.

As discussed under “We intend to discontinue the production of our memory products,” Taiwan Semiconductor Manufacturing, or TSMC, which is the sole foundry that manufactures the wafers used to produce our memory IC products, has informed us that it will be discontinuing the foundry process used to produce the wafers necessary to produce our memory ICs. We are not in a position to transition wafer production to a new foundry and continue to manufacture these products. As a result, we have informed our customers that we are initiating an end-of-life, or EOL, of our memory IC products. We expect to fulfill product EOL orders during 2024 and into 2025. Our memory IC products represented over 50% of our revenues for the year ended December 31, 2022 and over 60% of our revenues for the nine months ended September 30, 2023. The discontinuation of the production and sale of our memory IC products will negatively impact our future revenues, results of operations and cash flows.

To date, we have not achieved the anticipated benefits of a fabless semiconductor company.

Our primary goal has been to increase our total available market by creating high-performance ICs and modules for mmWave applications using our proprietary technology and design expertise. Historically, this development effort required that we add headcount and design resources, such as expensive software tools, which increased our losses from, and cash used in, operations. Our efforts to increase our revenue and expand our markets have been subject to various risks and uncertainties, including, but not limited to:

●	a lack of working capital;

●	customer acceptance;

●	difficulties and delays in our product development, manufacturing, testing and marketing activities;

●	timeliness of new product introductions;

●	the anticipated costs and technological risks of developing and bringing our products to market;

●	the willingness of our manufacturing partners to assist successfully with fabrication;

●	our ability to qualify our products for mass production and achieve wafer yield levels and the final test results necessary to be price competitive;

●	the availability of quantities of our products supplied by our manufacturing partners at a competitive cost;

●	our ability to generate the desired gross margin percentages and return on our product development investment;

●	competition from established competitors;

●	the adequacy of our IP protection for our proprietary IC designs and technologies;

●	customer concerns over our financial condition and viability to be a long-term profitable supplier; and

●	the vigor and growth of markets served by our current and prospective customers.

If we experience significant delays in bringing our products to market, if customer adoption of our products is delayed or if our customers’ products that include our products are not successful, this could have a material adverse effect on our anticipated revenues in upcoming years due to the potential loss of design wins and future revenues.

Our main objective is the development and sale of our technologies to service providers, cloud networking, security, test and video system providers and their subsystem and component vendors and, if demand for these products does not grow, we may not achieve revenue growth and our strategic objectives.

We market and sell our products and technology to mmWave, cloud networking, communications, data center and other equipment providers and their subsystem and component vendors. We believe our future business and financial success depends on market acceptance and increasing sales of these products. To meet our growth and strategic objectives, networking infrastructure OEMs must incorporate our products into their systems and the demand for their systems must grow as well. We cannot provide assurance that sales of our products to these OEMs will increase substantially in the future or that the demand for our customers’ systems will increase. Our future revenues from these products may not increase in accordance with our growth and strategic objectives if, instead, our OEM customers modify their product designs, select products sold by our competitors or develop their own proprietary technologies. Moreover, demand for their products that incorporate our technologies may not grow or result in significant sales of such products due to factors affecting the customers and their business such as industry downturns, declines in capital spending in the enterprise and carrier markets or unfavorable macroeconomic conditions. Thus, the future success of our business depends in large part on factors outside our control, and sales of our products may not meet our revenue growth and strategic objectives.

Our failure to continue to develop new products and enhance our products on a timely basis could diminish our ability to attract and retain customers.

The existing and potential markets for our products are characterized by ever-increasing performance requirements, evolving industry standards, rapid technological change and product obsolescence. These characteristics lead to periodic changes in customer requirements, shorter product life cycles and changes in industry demands and mandate new product introductions and enhancements to maintain customer engagements and design wins. In order to attain and maintain a significant position in the market, we will need to continue to enhance and evolve our products and the underlying proprietary technologies in anticipation of these market trends although we do not have a large engineering staff.

Our future performance depends on a number of factors, including our ability to:

●	identify target markets and relevant emerging technological trends;

●	develop and maintain competitive technology by improving performance and adding innovative features that differentiate our products from alternative technologies;

●	enable the incorporation of our products into customers’ products on a timely basis and at competitive prices; and

●	respond effectively to new technological developments or new product introductions by others.

Our failure to enhance our existing products and develop future products that achieve broad market acceptance will harm our competitive position and impede our future growth.

Our products have a lengthy sales cycle, which makes it difficult to predict success in this market and the timing of future revenue.

Our products have a lengthy sales cycle, ranging from six to 24 months from the date of our initial proposal to a prospective customer until the date on which the customer confirms that it has designed our product into its system. An even lengthier period could ensue before we would know the volume of products that such customer will, or is likely to, order. A number of factors can contribute to the length of the sales cycle including technical evaluations of our products by the customers, the design process required to integrate our products into the customers’ products and the timing of the customers’ new product announcements. In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is cancelled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of this lengthy sales cycle, the recording of revenues from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter. We cannot provide any assurances that our efforts to build a strong and profitable business based on the sale of ICs will succeed. If these efforts are not successful, in light of the substantial resources that we have invested, our future operating results and cash flows could be materially and adversely affected.

The semiconductor industry is cyclical in nature and subject to periodic downturns, which can negatively affect our revenue.

The semiconductor industry is cyclical and has experienced pronounced downturns for sustained periods of up to several years. To respond to any downturn, many semiconductor manufacturers and their customers will slow their research and development activities, cancel or delay new product developments, reduce their workforces and inventories and take a cautious approach to acquiring new equipment and technologies. As a result, our business has been in the past and could be adversely affected in the future by an industry downturn which could negatively impact our future revenue and profitability. Also, the cyclical nature of the semiconductor industry may cause our operating results to fluctuate significantly from year-to-year.

Our revenue has been highly concentrated among a small number of customers, and our results of operations could be harmed if we lose a key revenue source and fail to replace it.

Our overall revenue has been highly concentrated, with a few customers accounting for a significant percentage of our total revenue. For the year ended December 31, 2022, and three months ended September 30, 2023, our three largest customers represented approximately 63% and 81% of total revenue, respectively. We expect that a relatively small number of customers will continue to account for a substantial portion of our revenue for the foreseeable future.

As a result of this revenue concentration, our results of operations could be adversely affected by the decision of a single key customer to cease using our technology or products or by a decline in the number of products that incorporate our technology that are sold by a single licensee or customer or by a small group of licensees or customers.

Our revenue concentration may also pose credit risks which could negatively affect our cash flow and financial condition.

We might also face credit risks associated with the concentration of our revenue among a small number of licensees and customers. At December 31, 2022, four customers represented approximately 79% of total trade receivables, and, at September 30, 2023, two customers represented approximately 82% of total trade receivables. Our failure to collect receivables from any customer that represents a large percentage of receivables on a timely basis, or at all, could adversely affect our cash flow or results of operations.

Our products must meet exact specifications and defects and failures may occur, which may cause customers to return or stop buying our products.

Our customers generally establish demanding specifications for quality, performance and reliability that our products must meet. However, our products are highly complex and may contain defects and failures when they are first introduced or as new versions are released. If defects and failures occur in our products during the design phase or after, we could experience lost revenues, increased costs, including warranty and customer support expenses and penalties for non-performance stipulated in customer purchase agreements, delays in or cancellations or rescheduling of orders or shipments, product returns or discounts, diversion of management resources or damage to our reputation and brand equity, and in some cases consequential damages, any of which would harm our operating results. In addition, delays in our ability to fill product orders as a result of quality control issues may negatively impact our relationship with our customers. We cannot assure you that we will have sufficient resources to satisfy any asserted claims. Furthermore, any such defects, failures or delays may be particularly damaging to us as we attempt to establish our reputation as a reliable provider of IC and module products.

Because we sell our products on a purchase order basis and rely on estimated forecasts of our customers’ needs, inaccurate forecasts could adversely affect our business.

We sell our products pursuant to individual purchase orders rather than long-term purchase commitments. Therefore, we will rely on estimated demand forecasts, based upon input from our customers, to determine how much product to manufacture. Because our sales are based primarily on purchase orders, our customers may cancel, delay or otherwise modify their purchase commitments with little or no notice to us. For these reasons, we will generally have limited visibility regarding our customers’ product needs. In addition, the product design cycle for our customers can be lengthy and it may be difficult for us to accurately anticipate when they will commence commercial shipments of products that include our ICs or modules.

Furthermore, if we experience substantial warranty claims, our customers may cancel existing orders or cease to place future orders. Any cancellation, delay or other modification in our customers’ orders could significantly reduce our revenue, cause our operating results to fluctuate from period to period and make it more difficult for us to predict our revenue. In the event of a cancellation or reduction of an order, we may not have enough time to reduce operating expenses to mitigate the effect of the lost revenue on our business.

If we overestimate customer demand for our products, we may purchase products from our manufacturers that we cannot sell. Conversely, if we underestimate customer demand or if sufficient manufacturing and testing capacity are unavailable, we would forego revenue opportunities and could lose market share in the markets served by our products and could incur penalty payments under our customer purchase agreements. In addition, our inability to meet customer requirements for our products could lead to delays in product shipments, force customers to identify alternative sources and otherwise adversely affect our ongoing relationships with our customers.

We depend on contract manufacturers for a significant portion of our revenue from the sale of our products.

Many of our current and prospective OEM customers use third party contract manufacturers to manufacture their systems and these contract manufacturers purchase our products directly from us on behalf of the OEMs. Although we expect to work with our OEM customers in the design and development phases of their systems, these OEMs often give contract manufacturers some authority in product purchasing decisions. If we cannot compete effectively for the business of these contract manufacturers, or if any of the contract manufacturers that work with our OEM customers experience financial or other difficulties in their businesses, our revenue and our business could be adversely affected. For example, if a contract manufacturer becomes subject to bankruptcy proceedings, we may not be able to obtain our products held by the contract manufacturer or recover payments owed to us by the contract manufacturer for products already delivered to the contract manufacturer. If we are unable to persuade contract manufacturers to purchase our products, or if the contract manufacturers are unable to deliver systems with our products to OEMs on a timely basis, our business would be adversely affected.

We rely on independent foundries and contractors for the manufacture, assembly, testing and packaging of our integrated circuits and modules, and the failure of any of these third parties to deliver products or otherwise perform as requested could damage our relationships with our customers and harm our sales and financial results.

As a fabless semiconductor company, we rely on third parties for substantially all of our manufacturing operations. We depend on these parties to supply us with material in a timely manner that meets our standards for yield, cost and quality. We do not have long-term supply contracts with any of our suppliers or manufacturing service providers, and therefore they are not obligated to manufacture products for us for any specific period, in any specific quantity or at any specified price except as may be provided in a particular purchase order. Any problems with our manufacturing supply chain, including disruptions due to the COVID-19 global pandemic, could adversely impact our ability to ship our products to our customers on time and in the quantity required which in turn could damage our customer relationships and impede market acceptance of our IC products.

Our third-party wafer foundry and testing and assembly vendors are located in regions at high risk for earthquakes and other natural disasters and adverse consequences related to the outbreak of contagious diseases, such as COVID-19. Any disruption to the operations of these foundries and vendors resulting from earthquakes or other natural disasters could cause significant delays in the development, production, shipment and sales of our IC products.

Certain vendors that we utilize to manufacture our products are located in Asia, as are other foundries we may use in the future. Our vendors that provide substrates and wafer sorting and handle the testing of our products are headquartered in either Asia or the San Francisco Bay Area of California. The risk of an earthquake in the Pacific Rim region is significant due to the proximity of major earthquake fault lines. The occurrence of earthquakes or other natural disasters could result in the disruption of the wafer foundry or assembly and test capacity of the third parties that supply these services to us and may impede our research and development efforts as well as our ability to market and sell our products. We may not be able to obtain alternate capacity on favorable terms, if at all.

Global pandemics, such as the COVID-19 pandemic, along with outbreaks of new contagious diseases or the resurgence of existing diseases that significantly affect the Asia-Pacific region could disrupt the operations of our key suppliers and manufacturing partners.

Disruptions in our supply chain due to shortages in the global semiconductor supply chain could cause delays for customers and impact revenue.

We have and may continue to experience disruptions in our global semiconductor supply chain, with suppliers increasing lead times or placing products on allocation, including procuring necessary components, wafers, substrates and assembly services in a timely fashion. As a result of these supply chain disruptions, we have had to increase customer order lead times, and we may be required some products on allocation. We may be unable to satisfy all of the demand for our products, which may adversely affect customer relationships and impact revenue.

Price increases from our supply chain can adversely impact revenue or reduce margins.

Our suppliers can increase the price of products and services provided to us. Finding and qualifying alternate or additional suppliers in response to increased pricing from suppliers can be a lengthy process and can lead to production delays or additional costs, and such alternatives are sometimes not available. If we are unable to increase the price of our products to our customers in response to increased costs, we would face reduced margins.

Any claim that our products or technology infringe third party IP rights could increase our costs of operation and distract management and could result in expensive settlement costs or the discontinuance of our technology licensing or product offerings. In addition, we may incur substantial litigation expense which would adversely affect our profitability.

The semiconductor industry is characterized by vigorous protection and pursuit of IP rights or positions which has resulted in often protracted and expensive litigation. We are not aware of any third party IP that our products or technology would infringe. However, like many companies of our size with limited resources, we have not searched for all potentially applicable IP in the public databases. It is possible that a third party now has, or may in the future obtain, patents or other intellectual property rights that our products or technology may now, or in the future, infringe. Our licensees and IC customers, or we, might, from time to time, receive notice of claims that we have infringed patents or other IP rights of others. Litigation against us can result in significant expense and divert the efforts of our technical and management personnel whether or not the litigation has merit or results in a determination adverse to us.

The discovery of defects in our technology and products could expose us to liability for damages.

The discovery of a defect in our technologies and products could lead our customers to seek damages from us. Many of our agreements with customers include provisions waiving implied warranties regarding our technology and products and limiting our liability to our customers. We cannot be certain, however, that the waivers or limitations of liability contained in our agreements with customers will be enforceable.

We might not be able to protect and enforce our IP rights which could impair our ability to compete and reduce the value of our technology.

Our technology is complex and is intended for use in complex systems. For example, our licensees’ products utilize our embedded memory and/or interface technology and a large number of companies manufacture and market these products. Because of these factors, policing the unauthorized use of our IP is difficult and expensive. We cannot be certain that we will be able to detect unauthorized use of our technology or prevent other parties from designing and marketing unauthorized products based on our technology. In the event we identify any past or present infringement of our patents, copyrights or trademarks, or any violation of our trade secrets, confidentiality procedures or licensing agreements, we cannot assure you that the steps taken by us to protect our proprietary information will be adequate to prevent misappropriation of our technology. Our inability to adequately protect our IP would reduce significantly the barriers of entry for directly competing technologies and could reduce the value of our technology. Furthermore, we might initiate claims or litigation against third parties for infringement of our proprietary rights or to establish the validity of our proprietary rights. Litigation by us could result in significant expense and divert the efforts of our technical and management personnel whether or not such litigation results in a determination favorable to us.

Our existing patents might not provide us with sufficient protection of our IP, and our patent applications might not result in the issuance of patents, either of which could reduce the value of our core technology and harm our business.

We rely on a combination of patents, trademarks, trade secret laws and confidentiality procedures to protect our IP rights. We cannot be sure that any patents will be issued from any of our pending applications or that any claims allowed from pending applications will be of sufficient scope or strength, or issued in all countries where our products can be sold, to provide meaningful protection or any commercial advantage to us. Failure of our patents or patent applications to provide meaningful protection might allow others to utilize our technology without any compensation to us.

If our intangible assets become impaired, we would be required to record a charge to earnings.

We review our intangible assets for impairment when events or changes in circumstances, such as a decline in our stock price and/or market capitalization, indicate the carrying value may not be recoverable. If our intangible assets are deemed to be impaired, an impairment loss equal to the amount by which the carrying amount exceeds the fair value of the assets would be recognized. We would be required to record an impairment charge in our financial statements during the period in which any impairment of our intangible assets is determined, which would negatively affect our results of operations.

If we fail to retain key personnel, our business and growth could be negatively affected.

Our business has been dependent to a significant degree upon the services of a small number of executive officers and technical employees. The loss of key personnel could negatively impact our technology development efforts, our ability to deliver products under our existing agreements, maintain strategic relationships with our partners and obtain new customers. We generally have not entered into employment or non-competition agreements with any of our employees and do not maintain key-man life insurance on the lives of any of our key personnel.

Our ability to utilize our net operating loss carryforwards is limited as a result of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended.

As of December 31, 2022, we had over $238 million of net operating loss, or NOL, carryforwards for U.S. federal tax purposes. Under U.S. federal income tax law, we generally can use our NOL carryforwards (and certain related tax credits) to offset ordinary taxable income, thereby reducing our U.S. federal income tax liability, for up to 20 years from the year in which the losses were generated, after which time they will expire. Our California NOL carryforwards (and certain related tax credits) generally may be used to offset future state taxable income for 20 years from the year in which the losses are generated, depending on the state, after which time they will expire. The rate at which we can utilize our NOL carryforwards is limited (which could result in NOL carryforwards expiring prior to their use) each time we experience an “ownership change,” as determined under Section 382 of the Internal Revenue Code. A Section 382 ownership change generally occurs if a shareholder or a group of shareholders who are deemed to own at least 5% of our common stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 generally would impose an annual limit on the amount of post-ownership change taxable income that may be offset with pre-ownership change NOL carryforwards equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the U.S. federal long-term tax-exempt interest rate in effect at the time of the ownership change. A number of special and complex rules apply in calculating this Section 382 limitation. While the complexity of Section 382 makes it difficult to determine whether and when an ownership change has occurred, and a formal study has not been performed, we believe that a Section 382 ownership change occurred as a result of our business combination with Peraso Technologies Inc. in 2021. The Company believes this Section 382 limitation will result in substantially all of our federal and state NOLs federal tax credit carryforwards incurred prior to December 2021 expiring before they can be utilized. In addition, our ability to use our NOL carryforwards will be limited to the extent we fail to generate enough taxable income in the future before they expire. Existing and future Section 382 limitations and our inability to generate enough taxable income in the future could result in a substantial portion of our NOL carryforwards expiring before they are used. We have recorded a full valuation allowance for our deferred tax assets.

Acquisitions or other business combinations that we pursue in the future, whether or not consummated, could result in other operating and financial difficulties.

In the future we may seek to acquire additional product lines, technologies or businesses in an effort to increase our growth, enhance our ability to compete, complement our product offerings, enter new and adjacent markets, obtain access to additional technical resources, enhance our IP rights or pursue other competitive opportunities. If we seek acquisitions or other business combinations, we may not be able to identify suitable candidates at prices we consider appropriate. We cannot readily predict the timing or size of our future acquisitions or combinations, or the success of any such transactions.

To the extent that we consummate acquisitions, combinations or investments, we may face financial risks as a result, including increased costs associated with merged or acquired operations, increased indebtedness, economic dilution to gross and operating profit and earnings per share, or unanticipated costs and liabilities. Acquisitions may involve additional risks, including:

●	the acquired product lines, technologies or businesses may not improve our financial and strategic position as planned;

●	we may determine we have overpaid for the product lines, technologies or businesses, or that the economic conditions underlying our acquisition have changed;

●	we may have difficulty integrating the operations and personnel of the acquired company;

●	we may have difficulty retaining the employees with the technical skills needed to enhance and provide services with respect to the acquired product lines or technologies;

●	the acquisition may be viewed negatively by customers, employees, suppliers, financial markets or investors;

●	we may have difficulty incorporating the acquired product lines or technologies with our existing technologies;

●	we may encounter a competitive response, including price competition or IP litigation;

●	we may become a party to product liability or IP infringement claims as a result of our sale of the acquired company’s products;

●	we may incur one-time charges, such as for acquired in-process research and development costs, and restructuring charges;

●	we may acquire goodwill and other intangible assets that are subject to impairment tests, which could result in future impairment charges;

●	our ongoing business and management’s attention may be disrupted or diverted by transition or integration issues and the complexity of managing geographically or culturally diverse enterprises; and

●	our due diligence process may fail to identify significant existing issues with the target business.

From time to time, we may enter into negotiations for acquisitions or investments that are not ultimately consummated. These negotiations could result in significant diversion of management time, as well as substantial out-of-pocket costs, any of which could have a material adverse effect on our business, operating results and financial condition.

Holders of exchangeable shares are expected to experience a delay in receiving shares of our common stock from the date they request an exchange, which may affect the value of the shares the holder receives in an exchange.

Holders of exchangeable shares who request to receive shares of our common stock in exchange for their exchangeable shares will not receive shares of our common stock until several business days after the applicable request is received. During this period, the market price of our common stock may increase or decrease. Any such increase or decrease would affect the value of the consideration to be received by such holder of exchangeable shares upon a subsequent sale of the common stock received in the exchange.

We are a “smaller reporting company” and, as a result of the reduced disclosure and governance requirements applicable to smaller reporting companies, our common stock may be less attractive to investors.

We are a “smaller reporting company,” and are subject to lesser disclosure obligations in our SEC filings compared to other issuers. Specifically, “smaller reporting companies” are able to provide simplified executive compensation disclosures in their filings, are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports. Decreased disclosures in our SEC filings due to our status as a “smaller reporting company” may make it harder for investors to analyze our operating results and financial prospects.

War, terrorism, other acts of violence, natural disasters and global pandemics, such as the COVID-19 pandemic and associated macroeconomic pressures in the markets in could adversely impact our business.

Geopolitical issues around the world can impact macroeconomic conditions and could have a material adverse impact on our business. For instance, world unrest due to wars, terrorist attacks and other disruptive events, such as the COVID-19 pandemic, have led to global economic disruptions, and mounting inflationary cost pressures and recessionary fears have negatively impacted the global and domestic economy. Since mid-2022, the U.S. Federal Reserve has addressed elevated inflation by continuously increasing interest rates, as inflation remains elevated. Given current market conditions, we may be unable to access the capital markets, and additional capital may only be available to us on terms that could be significantly detrimental to our existing stockholders and to our business.

Sustained inflation could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Inflation rates in the markets in which we operate have increased and may continue to rise. Inflation over the last several months has led us to experience higher costs, including, among others, labor, wafer and transportation. Our suppliers have raised their prices and may continue to raise prices, and, although we have made minimal price increases thus far, in the competitive markets in which we operate, we may not be able to make corresponding price increases to preserve our gross margins and profitability. In addition, inflationary pressures could cause customers to delay or reduce purchases of our products or delay payments to us. If inflation rates continue to rise or remain elevated for a sustained period of time, they could have a material adverse effect on our business, financial condition, results of operations and liquidity.

Risks Related to this Offering and Ownership of Our Common Stock

Purchasers of common stock in this offering will experience immediate and substantial dilution in the net tangible book value of their investment. You may experience further dilution upon the exercise of outstanding stock options and warrants, or the conversion or exchange of other securities.

The public offering price per share of common stock in this offering is substantially higher than the net tangible book value per share of our common stock before giving effect to this offering. Based on a public offering price of $                 per share, if you purchase common stock in this offering, you will incur immediate substantial dilution of approximately $                per share, representing the difference between the public offering price per share of common stock and our as adjusted net tangible book value as of September 30, 2023. Furthermore, if outstanding options or warrants are exercised, other securities are converted or exchanges for shares of common stock, you could experience further dilution. For a further description of the dilution that you will experience immediately after this offering, see the section in this prospectus entitled “Dilution.”

A substantial number of shares of common stock may be sold in the market following this offering, which may depress the market price for our common stock.

Sales of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our common stock are, and the shares of common stock sold in this offering upon issuance will be, freely tradable without restriction or further registration under the Securities Act.

Upon completion of this offering, based on our shares outstanding as of September 30, 2023, we will have [   ] shares of common stock outstanding, which (along with the shares purchased in this offering) may be resold into the public market immediately without restriction, unless owned or purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act.

As of September 30, 2023, there were                  shares subject to outstanding options and                  shares subject to outstanding restricted stock units under our equity compensation plans, as applicable. We have registered the shares of common stock available for issuance under the Company’s 2019 Stock Incentive Plan and the Peraso Technologies Inc. 2009 Share Option Plan under the Securities Act on Registration Statements on Form S-8. The registered shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described above, to the extent applicable.

As of September 30, 2023, we had outstanding warrants exercisable for                  shares with a weighted average exercise price of $                  per share. The shares of our common stock underlying such warrants will, upon issuance, be freely tradeable without restriction or further registration under the Securities Act.

There may be future sales of our common stock, which could adversely affect the market price of our common stock and dilute a stockholder’s ownership of common stock.

The sale of our common stock resulting from (a) exercise of any options or vesting of restricted stock units granted to executive officers and other employees under our equity compensation plan and (b) of any warrants, and other issuances of our common stock could have an adverse effect on the market price of the shares of our common stock. Other than the restrictions set forth in the section titled “Underwriting,” we are not restricted from issuing additional shares of common stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive shares of common stock, provided that we are subject to the requirements of the Nasdaq Capital Market (which generally requires stockholder approval for any transactions which would result in the issuance of more than 20% of our then outstanding shares of common stock or voting rights representing over 20% of our then outstanding shares of stock). Sales of a substantial number of shares of our common stock in the public market or the perception that such sales might occur could materially adversely affect the market price of the shares of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Accordingly, our stockholders bear the risk that our future offerings will reduce the market price of our common stock and dilute their stock holdings in us.

We have broad discretion to determine how to use the funds raised in this offering, and may use them in ways that may not enhance our operating results or the price of our common stock.

Our management will have broad discretion over the use of net proceeds from this offering, and we could spend the net proceeds from this offering in ways our stockholders may not agree with or that do not yield a favorable return, if at all. We currently expect to use the net proceeds from this offering for working capital and other general corporate purposes, including costs and expenses associated with being a public company. However, our use of these net proceeds may differ substantially from our current plans. If we do not invest or apply the net proceeds of this offering in ways that improve our operating results, we may fail to achieve expected financial results, which could cause our stock price to decline.

There is no public market for the warrants being offered in this offering.

There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the warrants on any national securities exchange or other nationally recognized trading system, including the Nasdaq Capital Market. Without an active market, the liquidity of the warrants will be limited.

Holders of warrants purchased in this offering will have no rights as a common stockholder until such holder exercises its warrants and acquires our common shares, except as set forth in such warrants.

Until holders of warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

The warrants are speculative in nature.

The warrants do not confer any rights of common stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price for a limited period of time. Specifically, holders of the common warrants may exercise their right to acquire the common stock and pay an exercise price of $ per share, subject to certain adjustments, commencing immediately until expiration on the fifth anniversary of the date of issuance, after which period any unexercised common warrants will expire and have no further value. Moreover, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. The warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the common stock will ever equal or exceed the exercise price of the warrants, and consequently, it may not ever be profitable for holders of the warrants to exercise the warrants.

Potential volatility of the price of our common stock could negatively affect your investment.

We cannot assure you that there will continue to be an active trading market for our common stock. Historically, the stock market, as well as our common stock, has experienced significant price and volume fluctuations. The closing market price for our common stock has varied between a high of $           on                 , and a low of $ on , in the twelve-month period ended               . During this time, the price per share of common stock has ranged from an intra-day low of $           per share to an intra-day high of $            per share. Market prices of securities of technology companies can be highly volatile and frequently reach levels that bear no relationship to the operating performance of such companies. These market prices generally are not sustainable and are subject to wide variations. If our common stock trades to unsustainably high levels, it is likely that the market price of our common stock will thereafter experience a material decline. As a result of fluctuations in the price of our common stock, you may be unable to sell your shares at or above the price you paid for them. In addition, if we seek additional financing, including through the sale of equity or convertible securities, such sales could cause our stock price to decline and result in dilution to existing stockholders.

In addition, the stock markets in general, and the markets for semiconductor stocks in particular, have experienced significant volatility that has often been unrelated to the financial condition or results of operations of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock and, consequently, adversely affect the price at which you could sell the shares that you purchase in this offering. In the past, following periods of volatility in the market or significant price declines, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

We intend to effect a reverse stock split on January 2, 2024, which may adversely impact the market price of our common stock.

We filed an amendment to our certificate of incorporation to effect a reverse stock split of our outstanding common stock at a ratio of 1-for-40 shares, which will become effective at 4:01 p.m. Eastern Time on January 2, 2024. The effect of the reverse stock split upon the market price of our common stock cannot be predicted with certainty and there is no assurance that our common stock will trade at a price consistent with such a reverse stock split, once effective. Accordingly, it is possible that the market price of our common stock following the reverse stock split will decline, possibly more than would occur in the absence of a reverse stock split.

The effective increase in the number of shares of our common stock available for issuance that will occur as a result of our reverse stock split could result in further dilution to our existing stockholders and have antitakeover implications.

The reverse stock split alone will have no effect on our authorized capital stock, and the total number of authorized shares will remain the same as before the reverse stock split. The reverse stock split of our issued and outstanding shares will increase the number of shares of our common stock (or securities convertible or exchangeable for our common stock) available for issuance by decreasing the number of shares of our common stock issued and outstanding. The additional available shares will be available for issuance from time to time at the discretion of our board of directors when opportunities arise, without further stockholder action or the related delays and expenses, except as may be required for a particular transaction by law, the rules of any exchange on which our securities may then be listed, or other agreements or restrictions. Any issuance of additional shares of our common stock would increase the number of outstanding shares of our common stock and (unless such issuance was pro-rata among existing stockholders) the percentage ownership of existing stockholders would be diluted accordingly. In addition, any such issuance of additional shares of our common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of our common stock.

Additionally, once the reverse stock split is effective, the effective increase in the number of shares available for issuance could, under certain circumstances, have anti-takeover implications. For example, the additional shares of common stock that will become available for issuance could be used by us to oppose a hostile takeover attempt or to delay or prevent changes in control or our management. Although our decision to effect a reverse stock split is prompted by other considerations and not by the threat of any hostile takeover attempt, stockholders should be aware that our reverse stock split could facilitate future efforts by us to deter or prevent changes in control, including transactions in which our stockholders might otherwise receive a premium for their shares over then-current market prices.

Provisions of our certificate of incorporation and bylaws or Delaware law might delay or prevent a change-of-control transaction and depress the market price of our stock.

Various provisions of our certificate of incorporation and bylaws might have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of our company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Certain of these provisions eliminate cumulative voting in the election of directors, limit the right of stockholders to call special meetings and establish specific procedures for director nominations by stockholders and the submission of other proposals for consideration at stockholder meetings.

We are also subject to provisions of Delaware law which could delay or make more difficult a merger, tender offer or proxy contest involving our company. In particular, Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years unless specific conditions are met. Any of these provisions could have the effect of delaying, deferring or preventing a change in control, including without limitation, discouraging a proxy contest or making more difficult the acquisition of a substantial block of our common stock.

Under our certificate of incorporation, our board of directors may issue up to a maximum of 20,000,000 shares of preferred stock without stockholder approval on such terms as the board might determine. The rights of the holders of common stock will be subject to, and might be adversely affected by, the rights of the holders of any preferred stock that might be issued in the future.

Our outstanding common stock warrants are accounted for as a warrant liability and recorded at fair value with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of our common stock.

In accordance with generally accepted accounting principles in the United States, we are required to evaluate our outstanding common stock warrants to determine whether they should be accounted for as a warrant liability or as equity. At each reporting period (1) the warrants will be reevaluated for proper accounting treatment as a liability or equity and (2) the fair value of the liability of the warrants will be re-measured. The change in the fair value of the liability will be recorded as other income (expense) in our statement of operations and comprehensive loss. This accounting treatment may adversely affect the market price of our securities, as we may incur additional expense. In addition, changes in the inputs and assumptions for the valuation model we use to determine the fair value of such liability may have a material impact on the estimated fair value of the warrant liability. As a result, our financial statements and results of operations will fluctuate quarterly, based on various factors, many of which are outside of our control, including the share price of our common stock. We expect that we will recognize non-cash gains or losses on our warrants or any other similar derivative instruments in each reporting period and that the amount of such gains or losses could be material. We expect that the common warrants will be accounted for as a liability rather than equity. The impact of changes in fair value on earnings may have an adverse effect on the market price of our common stock.

If we are unable to satisfy the continued listing requirements of The Nasdaq Stock Market, our common stock could be delisted and the price and liquidity of our common stock may be adversely affected.

Our common stock may lose value and could be delisted from Nasdaq due to several factors or a combination of such factors. While our common stock is currently listed on Nasdaq, there can be no assurance that we will be able to maintain such listing. To maintain the listing of our common stock on Nasdaq, we are required to meet certain listing requirements, including, among others, a requirement to maintain a minimum closing bid price of $1.00 per share. If our common stock trades below the $1.00 minimum closing bid price requirement for 30 consecutive business days or if we do not meet other listing requirements, we may be notified by Nasdaq of non-compliance.

On February 1, 2023, we received a notice from Nasdaq, indicating that, based upon the closing bid price of our common stock for the previous 30 business days, we no longer meet the requirement to maintain a minimum bid price of $1.00 per share, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Rule”). Pursuant to Nasdaq Listing Rule 5810(c)(3)(A), we had a compliance period of 180 calendar days, or until July 31, 2023 (the “Compliance Period”) in which to regain compliance with the Minimum Bid Price Rule. We did not regain compliance with the Minimum Bid Price Rule during the first 180-calendar-day Compliance Period and submitted a written request to Nasdaq to afford us an additional 180-day compliance period to cure the deficiency. On August 1, 2023, we received written notification from the Listing Qualifications Department of Nasdaq, granting our request for a 180-day extension to regain compliance with the Minimum Bid Price Rule. We now have until January 29, 2024 to meet the requirement. If at any time prior to January 29, 2024, the bid price of our common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, we will regain compliance with the Minimum Bid Price Rule.

In order to regain compliance with the Minimum Bid Price Rule, on December 15, 2023, we filed an amendment to our certificate of incorporation with the Secretary of State of the State of Delaware to implement a reverse stock split of our issued and outstanding shares of common stock at a ratio of 1 post-split share for every 40 pre-split shares, which reverse stock split will become effective on January 2, 2024, at 4:01 p.m. Eastern Time. We have not yet received written confirmation from Nasdaq notifying us that we have regained compliance with Nasdaq Listing Rule 5550(a)(2).

If we do not regain compliance with the Minimum Bid Price Rule during the additional 180-day extension, Nasdaq will provide written notification to us that our common stock will be delisted. At that time, we may appeal the relevant delisting determination to a hearings panel pursuant to the procedures set forth in the applicable Nasdaq Listing Rules. However, there can be no assurance that, if we do appeal the delisting determination by Nasdaq to the hearings panel, that such appeal would be successful. Nor is there any assurance that we would obtain a further extension of time to meet this requirement. We intend to actively monitor the closing bid price of our common stock and may, if appropriate, consider implementing available options to regain compliance with the Minimum Bid Price Rule.

If we were to be delisted, we would expect our common stock to be traded in the over-the-counter market which could adversely affect the liquidity of our common stock. Additionally, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our common stock;

●	a decreased ability to issue additional securities or obtain additional financing in the future;

●	reduced liquidity for our stockholders;

●	potential loss of confidence by customers, collaboration partners and employees; and

●	loss of institutional investor interest.

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this prospectus and the documents incorporated by reference constitute forward-looking statements. These statements involve known and unknown risks, uncertainties, and other factors that may cause our or our industry’s actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, those incorporated by reference under “Risk Factors” below.

In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue” or similar terms.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Our actual results could differ materially from those expressed or implied by these forward-looking statements as a result of various factors, including the risk factors under the section titled “Risk Factors” and a variety of other factors, including, without limitation, statements about our future business operations and results, the market for our technology, our strategy and competition.

Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We undertake no obligation to update or revise any of the forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed or incorporated by reference in this prospectus may not occur.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $                     million, or approximately $                     million if the underwriters exercise their option to purchase additional shares of common stock and/or common warrants from us in full, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the warrants issued pursuant to this offering. In addition, if all of the common warrants offered pursuant to this prospectus are exercised in full for cash, we will receive approximately an additional $                     in cash. We cannot predict when or if these common warrants will be exercised. It is possible that these common warrants may expire and may never be exercised.

We intend to use the net proceeds of this offering for our operations, including the development of our 5G products, and working capital and other general corporate purposes. We may also use a portion of the net proceeds from this offering to acquire or invest in complementary businesses, technologies, products or assets. Although we currently have no agreements, commitments or obligations to do so, we evaluate such opportunities and engage in related discussions with third parties from time to time.

Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the completion of this offering or the amounts that we will actually spend on the uses set forth above. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development efforts and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending the uses described above, we plan to invest the net proceeds from this offering in short-term, interest-bearing obligations, investment-grade instruments or other securities.

Each $                     increase or decrease in the assumed public offering price of $                     per share and accompanying common warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on                     , 2024, would increase or decrease the net proceeds to us from this offering by approximately $                     million, assuming the number of shares of common stock offered by us, as set forth on the cover of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares of common stock that we are offering. An increase or decrease of         shares of common stock offered by us would increase or decrease the net proceeds to us from this offering by approximately $                     million, assuming the sale of all shares of common stock offered hereby, at an assumed public offering price of $                     per share and accompanying common warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on                  , 2024, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DIVIDEND POLICY

To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any potential return investors may have in our common stock will be in the form of appreciation, if any, in the market value of their shares of common stock. We are not subject to any legal restrictions respecting the payment of dividends, except that we may not pay dividends if the payment would render us insolvent. Any future determination as to the payment of cash dividends on our common stock will be at the discretion of our board of directors.

CAPITALIZATION

The following table sets forth our capitalization as September 30, 2023:

●	on an actual basis; and

●	on an as adjusted basis to give effect to the sale of shares of our common stock and common warrants to purchase shares of our common stock in this offering at an assumed public offering price of $ per share (which was the last reporting sale price of our common stock on the Nasdaq Capital Market on , 2024) and accompanying common warrant, assuming no sale of any pre-funded warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. The final public offering price will be determined through negotiation between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final public offering price. The pro forma information set forth in the table below is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

You should read this table together with our financial statements and the related notes, and our most recent “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which have been incorporated by reference into this prospectus.

	September 30, 2023
	(unaudited; in thousands, except per-share amounts)
	Actual	As Adjusted
Cash and cash equivalents	$689	$
Total liabilities	5,076
Stockholders’ equity
Preferred stock, $0.01 par value; 20,000 shares authorized, actual and as adjusted
Series A special voting preferred stock, $0.01 par value; one share authorized; one share issued and outstanding, actual and as adjusted	—		—
Common Stock, $0.001 par value; 120,000 shares authorized; and [ ] shares and [ ] shares issued and outstanding, actual and as adjusted	25
Exchangeable shares, no par value; unlimited shares authorized; and [ ] shares and [ ] shares outstanding, actual and as adjusted	—
Additional paid-in capital	169,184
Accumulated other comprehensive loss	—
Accumulated deficit	(157,454)
Total stockholders’ equity	$11,755

The table and discussion above are based on                      shares of common stock outstanding as of September 30, 2023, and excludes, as of such date:

●	shares of common stock issuable upon the exchange of exchangeable shares;

●	shares of common stock issuable upon exercise of outstanding stock options;

●	shares of common stock issuable upon vesting of restricted stock units;

●	shares of common stock available for future issuance under the Company’s 2019 Stock Incentive Plan;

●	shares of common stock issuable upon exercise of warrants dated June 2, 2023 at $ per share;

●	shares of common stock issuable upon exercise of warrants dated November 30, 2022 at $ per share; and

●	shares of common stock issuable upon exercise of warrants dated October 4, 2018 at $ per share.

A $         increase or decrease in the assumed public offering price of $                  per share, the last reported sale price of our common stock on the Nasdaq Capital Market on                   , 2023, would increase or decrease our cash and cash equivalents, additional paid in capital, and total stockholders’ equity on an as adjusted basis, by approximately $                   million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same.

An increase or decrease of                  shares of common stock offered by us, assuming that the assumed public offering price remains the same, would increase or decrease cash and cash equivalents, additional paid in capital, and total stockholders’ equity on an as adjusted basis, by approximately $                  million.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our common stock and accompanying common warrants in this offering and the as adjusted net tangible book value per share of our common stock after the closing of this offering.

Our historical net tangible book value as of September 30, 2023 was $7.5 million, or $                     per share of our common stock, based on                    shares of common stock and exchangeable shares outstanding as of September 30, 2023 (giving effect to the one-for-forty (1-for-40) reverse stock split). Our historical net tangible book value represents our total tangible assets less total liabilities. Historical net tangible book value per share is our historical net tangible book value divided by the number of shares of our common stock outstanding and exchangeable shares outstanding as of September 30, 2023.

After giving effect to the sale of                    shares of our common stock and common warrants to purchase                shares of our common stock in this offering at an assumed public offering price of $                    per share (which was the last reporting sale price of our common stock on the Nasdaq Capital Market on ,                    2024) and accompanying common warrant, assuming no sale of any pre-funded warrants, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been $                    million, or $                    per share. This represents an immediate increase in as adjusted net tangible book value of $ per share to our existing stockholders and an immediate dilution of $                    per share to investors purchasing our common stock and common warrants in this offering at the assumed combined public offering price. The information above is illustrative only and will change based on actual pricing and other terms of this offering determined at pricing. The final public offering price will be determined through negotiation between us and the underwriters in the offering and may be at a discount to the current market price. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final public offering price.

The following table illustrates this dilution on a per share basis:

Assumed combined public offering price per share of common stock and accompanying common warrant		$
Historical net tangible book value per share as of September 30, 2023	$
Increase in net tangible book value per share as of September 30, 2023 attributable to investors purchasing shares in this offering	$
As adjusted net tangible book value per share as of September 30, 2023 after giving effect to this offering		$
Dilution per share to investors participating in this offering		$

Each $                    increase or decrease in the assumed public offering price of $                    per share and accompanying common warrant, the last reported sale price of our common stock on the Nasdaq Capital Market on                    , 2024, would increase or decrease our as adjusted net tangible book value per share after this offering by $                    per share. For each $                    increase in the assumed public offering price, the dilution per share to investors participating in this offering would be $                    per share, assuming that the number of shares of common stock offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. For each $                    decrease in the assumed public offering price, the dilution per share to new investors participating in this offering would be $                    assuming the same. Similarly, an increase of                  shares of common stock offered by us would increase the as adjusted net tangible book value after this offering by $                    per share and decrease the dilution per share to investors participating in this offering by $                    per share, and a decrease of shares of common stock offered by us would decrease the as adjusted net tangible book value by $                    per share and increase the dilution per share to investors in this offering by $                    per share, assuming that the assumed public offering price remains the same, and after deducting estimated underwriting discounts and commissions.

If the underwriters exercise in full their option to purchase additional shares and/or common warrants, our as adjusted net tangible book value per share after this offering would be $      per share, representing an immediate increase in as adjusted net tangible book value per share of $      to existing stockholders and immediate dilution of $      in as adjusted net tangible book value per share to investors purchasing common stock in this offering.

The foregoing discussion and tables above are based on                 shares of common stock and exchangeable shares outstanding as of September 30, 2023, and excludes:

●	shares of common stock issuable upon exercise of outstanding stock options.

●	shares of common stock issuable upon vesting of restricted stock units;

●	shares of common stock available for future issuance under the Company’s 2019 Stock Incentive Plan;

●	shares of common stock issuable upon exercise of warrants dated June 2, 2023 at $ per share;

●	shares of common stock issuable upon exercise of warrants dated November 30, 2022 at $ per share; and

●	shares of common stock issuable upon exercise of warrants dated October 4, 2018 at $ per share.

To the extent that any outstanding warrants or options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional shares in the future, there will be further dilution to new investors participating in this offering. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or equity-based securities, the issuance of these securities could result in further dilution to our stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transactions

A family member of one of our executive officers served as a consultant to us during 2022. During the nine months ended September 30, 2022, we incurred consulting expenses of approximately $126,800 for the family member. Additionally, a family member of one of our executive officers is an employee of ours. During the nine months ended September 30, 2023 and 2022, we recorded compensation expense of approximately $83,800 and $127,500, respectively, for the employed family member.

A family member of one of our executive officers serves as a consultant to us. During the year ended December 31, 2022 and 2021, we paid approximately $162,000 and $208,000, respectively, to the consultant. Additionally, a family member of one of our executive officers is an employee of the Company. During the year ended December 31, 2022, we paid approximately $101,000 to the employed family member, which includes the aggregate grant date fair value, as determined pursuant to FASB ASC Topic 718, of an RSU awarded in April 2022. During the year ended December 31, 2021, we paid approximately $94,000 to the employed family member.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 1, 2023 concerning the ownership of our common stock by:

●	each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock (currently our only class of voting securities);

●	each of our directors;

●	each of the named executive officers; and

●	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act and includes all shares over which the beneficial owner exercises voting or investment power. Shares that are issuable upon the exercise of options, warrants and other rights to acquire common stock that are presently exercisable or exercisable within 60 days of December 1, 2023, the record date, are reflected in a separate column in the table below. These shares are taken into account in the calculation of the total number of shares beneficially owned by a particular holder and the total number of shares outstanding for the purpose of calculating percentage ownership of the particular holder. We have relied on information supplied by our officers, directors and certain stockholders and on information contained in filings with the SEC. Except as otherwise indicated, and subject to community property laws where applicable, we believe, based on information provided by these persons, that the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. To our knowledge, and based on existing information available to the Company as of December 1, 2023, no person or entity is the beneficial owner of more than 5% of the voting power of the Company’s stock. This table does not give effect to the intended one-for-forty (1-for-40) reverse stock split. The percentage of beneficial ownership is based on 30,445,398 shares of common stock and exchangeable shares outstanding as of December 1, 2023.

Unless otherwise stated, the business address of each of our directors and named executive officers listed in the table is 2309 Bering Drive, San Jose, California 95131.

	Amount and Nature of Beneficial Ownership
Name and principal position	Number of Shares Beneficially Owned (Excluding Outstanding Options)(1)	Number of Shares Issuable on Exercise of Outstanding Options or Convertible Securities(2)	Percent of Class
Directors and Officers:
Ronald Glibbery	125,833	407,740	1.7%
Daniel Lewis	74,177	107,500	*
Ian McWalter	139,880	33,149	*
Andreas Melder	14,012	33,149	*
Robert Y. Newell	97,862	38,149	*
Mark Lunsford	25,077	—	*
Bradley Lynch	45,502	196,268	*
James Sullivan	44,221	43,254	*
Alexander Tomkins	33,901	207,932	*
All current directors and executive officers as a group (9 persons)	600,465	1,067,141	5.3%

*	Represents holdings of less than one percent.
(1)	Excludes shares subject to outstanding options, restricted stock units or other rights to acquire common stock that are exercisable within 60 days of December 1, 2023.
(2)	Represents the number of shares subject to outstanding options, restricted stock units or other rights to acquire common stock that are exercisable within 60 days of December 1, 2023.

DESCRIPTION OF CAPITAL STOCK

Capital Stock

The following description of our capital stock is summarized from, and qualified in its entirety by reference to, our certificate of incorporation, as amended, including the certificates of designation, as amended, setting forth the terms of our preferred stock. This summary is not intended to give full effect to provisions of statutory or common law. We urge you to review the following documents because they, and not this summary, define the rights of a holder of shares of common stock and preferred stock:

●	the General Corporation Law of the State of Delaware, or the “DGCL”, as it may be amended from time to time;

●	our certificate of incorporation, as it may be amended or restated from time to time; and

●	our bylaws, as they may be amended or restated from time to time.

General

As of the date of this prospectus, our authorized capital stock currently consists of 140,000,000 shares, which are divided into two classes consisting of 120,000,000 shares of common stock, par value $0.001 per share, and 20,000,000 shares of preferred stock, par value $0.01 per share. The below does not give effect to the intended one-for-forty (1-for-40) reverse stock split.

As of December 1, 2023, there were 26,475,383 shares of common stock outstanding and 1 share of Series A special voting preferred stock outstanding. As of December 1, 2023, there were outstanding 3,970,015 exchangeable shares exchangeable for 3,970,015 shares of common stock, 1,426,411 shares of common stock issuable upon the exercise of outstanding stock options, 890,355 shares of common stock issuable upon the vesting of outstanding restricted stock units, 1,518,355 shares of common stock available for future issuance under the Amended and Restated 2019 Stock Incentive Plan, warrants to purchase up to 3,675,000 shares of common stock with an exercise price of $1.00 per share, and Purchase Warrants to purchase up to 5,714,286 shares of common stock with an exercise price of $0.70 per share.

Common Stock

At December 1, 2023, the shares of common stock outstanding were held of record by 64 stockholders. The actual number of stockholders is significantly greater than this number of stockholders of record and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of stockholders of record also does not include stockholders whose shares may be held in trust by other entities.

Each holder of our common stock is entitled to:

●	one vote per share on all matters submitted to a vote of the stockholders;

●	dividends as may be declared by our board of directors out of funds legally available for that purpose, subject to the rights of any preferred stock that may be outstanding; and

●	his, her or its pro rata share in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock in the event of liquidation.

Holders of common stock have no cumulative voting rights, redemption rights or preemptive rights to purchase or subscribe for any shares of our common stock or other securities. All of the outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors has the authority, subject to any limitations prescribed by Delaware law, to issue shares of preferred stock in one or more series and to fix and determine the relative rights and preferences of the shares constituting any series to be established, without any further vote or action by the stockholders. Any shares of our preferred stock so issued may have priority over our common stock with respect to dividend, liquidation and other rights.

Our board of directors may authorize the issuance of our preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. Although the issuance of our preferred stock could provide us with flexibility in connection with possible acquisitions and other corporate purposes, under some circumstances, it could have the effect of delaying, deferring or preventing a change of control.

Series A Special Voting Preferred Stock and Exchangeable Shares

We were formerly known as MoSys, Inc. (“MoSys”). On September 14, 2021, we and our subsidiaries, 2864552 Ontario Inc. and 2864555 Ontario Inc., entered into the Arrangement Agreement (the “Arrangement Agreement”) with Peraso Technologies Inc. (“Peraso Tech”), a privately-held corporation existing under the laws of the province of Ontario, to acquire all of the issued and outstanding common shares of Peraso Tech (” Peraso Shares”), including those Peraso Shares to be issued in connection with the conversion or exchange of secured convertible debentures and common share purchase warrants of Peraso Tech, as applicable, by way of a statutory plan of arrangement (the “Arrangement”), under the Business Corporations Act (Ontario).

Pursuant to the completion of the Arrangement, each Peraso Share that was issued and outstanding immediately prior to December 17, 2021 was converted into the right to receive newly issued shares of common stock of the Company or shares of 2864555 Ontario Inc., which are exchangeable for shares of the Company’s common stock (the “Exchangeable Shares”) at the election of each former Peraso Tech stockholder.

In connection with the Arrangement Agreement, on December 15, 2021, the Company filed the Certificate of Designation of Series A Special Voting Preferred Stock (the “Series A Certificate of Designation”) with the Secretary of State of the State of Delaware to designate Series A Special Voting Preferred Stock (the “Special Voting Share”) in accordance with the terms of the Arrangement Agreement in order to enable the holders of Exchangeable Shares to exercise their voting rights.

Each Exchangeable Share is exchangeable for one share of common stock of the Company and while outstanding, the Special Voting Share enables holders of Exchangeable Shares to cast votes on matters for which holders of the common stock are entitled to vote, and by virtue of the share terms relating to the Exchangeable Shares, to receive dividends that are economically equivalent to any dividends declared with respect to the shares of common stock.

A more detailed description of the Exchangeable Shares and the preferences, rights and limitations of the Special Voting Share is set forth in the Definitive Proxy Statement we filed with the SEC on October 18, 2021. The foregoing description of the Series A Certificate of Designation does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 3.2 to the Current Report on Form 8-K filed with the SEC on December 20, 2021.

Antitakeover Effects of Provisions of Our Certificate of Incorporation and Bylaws and of Delaware Law

Certain provisions of our charter documents and Delaware law could have an anti-takeover effect and could delay, discourage or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might otherwise result in a premium being paid over the market price of our common stock.

Bylaws. Our bylaws provide that special meetings of stockholders may be called only by our chairman of the board, our chief executive officer, a majority of the total number of authorized directors or any individual holder of 25% of the outstanding shares of common stock. These provisions could delay consideration of a stockholder proposal until the next annual meeting. Our bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of our board of directors, of candidates for election as directors, as well as for other stockholder proposals to be considered at annual meetings of stockholders. In addition, under our bylaws newly created directorships resulting from any increase in the number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause during a director’s term in office can be filled by the vote of the remaining directors in office, and the board is expressly authorized to amend the bylaws without stockholder consent. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of our company.

Delaware Anti-Takeover Statute. Section 203 of the Delaware General Corporation Law, or DGCL, generally prohibits a publicly-held Delaware corporation from engaging in an acquisition, asset sale or other transaction resulting in a financial benefit to any person who, together with affiliates and associates, owns, or within three years did own, 15.0% or more of a corporation’s voting stock. The prohibition continues for a period of three years after the date of the transaction in which the person becomes an owner of 15.0% or more of the corporation’s voting stock, unless the business combination is approved in a prescribed manner. The statute could prohibit, delay, defer or prevent a change in control with respect to our company.

Indemnification

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to our certificate of incorporation, as amended, and our bylaws.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of our directors shall be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. The certificate of incorporation also states that we shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of our directors. To the extent permitted by applicable law, we are also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to us, our stockholders, and others.

As permitted by our certificate of incorporation and the DGCL, our bylaws provide that we shall indemnify our directors and officers against actions by third parties, and that we shall indemnify our directors, officers and employees against actions brought by or on behalf of the Company. The bylaws also permit us to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at our request. We have obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

We have entered into agreements with each of our directors that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by us or in our right, arising out of the person’s services as a director or officer of ours or any other company or enterprise to which the person provides services at our request.

In the ordinary course of business, we enter into contractual arrangements under which we may agree to indemnify the counter-party from losses relating to a breach of representations and warranties, a failure to perform certain covenants, or claims and losses arising from certain external events as outlined within the contract, which may include, for example, losses arising from litigation or claims relating to past performance. Such indemnification clauses may not be subject to maximum loss clauses. We have also entered into indemnification agreements with our officers and directors. No material amounts related to these indemnifications were reflected in our consolidated financial statements for the three months ended March 31, 2023 or 2022.

The Company has not estimated the maximum potential amount of indemnification liability under these agreements due to the limited history of prior claims and the unique facts and circumstances applicable to each particular agreement. To date, the Company has not made any payments related to these indemnification agreements.

DESCRIPTION OF THE SECURITIES WE ARE OFFERING

Common Shares to be Issued as Part of this Offering

The material terms and provisions of our common stock and each other class of our securities which qualifies or limits our common stock are described above under the sections “Description of Capital Stock—Common Stock,” and “Description of Capital Stock—Preferred Stock” of this prospectus.

Warrants to be Issued as Part of this Offering

Common warrants

The common warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of common warrant for a complete description of the terms and conditions applicable to the common warrants.

Pursuant to a warrant agency agreement between us and Equiniti, as warrant agent, the common warrants will be issued in book-entry form and shall initially be represented only by one or more global warrants deposited with the warrant agent, as custodian on behalf of The Depository Trust Company, or DTC, and registered in the name of Cede & Co., a nominee of DTC, or as otherwise directed by DTC. The following is a brief summary of the common warrants and is still subject in all respect to the provisions contained in the form of common warrant.

Duration and Exercise Price

Each whole common warrant will have an exercise price of $         per share, will be immediately exercisable upon issuance and will expire on the fifth anniversary of the date of issuance. The exercise price and number of shares of common stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock and the exercise price.

The common warrants will be issued separately from the common stock and pre-funded warrants included in this offering. Each share of our common stock or pre-funded warrant purchased in this offering will include one common warrant to purchase one share of our common stock.

Exercisability

The common warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as discussed below in “⸺Certain Adjustments”). A holder may not exercise any portion of the common warrant to the extent that the holder would beneficially own more than 4.99% (or, at the election of the purchaser prior to the date of issuance, 9.99%) of the outstanding common stock after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s common warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the common warrants.

Certain Adjustments

The exercise price and the number of shares issuable upon exercise of the common warrants is subject to appropriate adjustment in the event of stock splits, stock dividends, recapitalizations, reorganizations, schemes, arrangements or similar events affecting our common stock. The common warrant holders must pay the exercise price in cash or wire transfer of immediately available funds upon exercise of the common warrants, unless such holders are utilizing the cashless exercise provision of the common warrants, which is only available in certain circumstances such as if the underlying shares are not registered with the SEC pursuant to an effective registration statement. We intend to use commercially reasonable best efforts to have the registration statement of which this prospectus forms a part, effective when the common warrants are exercised.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the common warrants will be entitled to receive upon exercise of the common warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the common warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the common warrants. Additionally, as more fully described in the common warrant, in the event of certain fundamental transactions, the holders of the common warrants will be entitled to receive consideration in an amount equal to the Black Scholes value of the common warrants on the date of consummation of such transaction.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the common warrant, the common warrant may be transferred at the option of the holder upon surrender of the common warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the common warrants. In addition, we do not intend to apply for the listing of the common warrants on any national securities exchange. Without an active trading market, the liquidity of the common warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the common warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the common warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their common warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the common warrants may be amended or waived with our written consent and the written consent of the holder.

Pre-Funded warrants

The pre-funded warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of pre-funded warrant for a complete description of the terms and conditions applicable to the pre-funded warrants.

Duration and Exercise Price

The pre-funded warrants offered hereby will have an exercise price of $0.001 per share. The pre-funded warrants will be immediately exercisable upon issuance and may be exercised at any time until the pre-funded warrants are exercised in full. The exercise prices and numbers of shares of common stock issuable upon exercise are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our common stock. pre-funded warrants will be issued in certificated form only.

Exercisability

The pre-funded warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our common stock purchased upon such exercise. A holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 4.99% (or 9.99%, at the holder’s election) of our outstanding common stock immediately after exercise, except that upon notice from the holder to us, the holder may decrease or increase the limitation of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants, provided that any increase in such limitation shall not be effective until 61 days following notice to us.

Fundamental Transactions

In the event we consummate a merger or consolidation with or into another person or other reorganization event in which our common shares are converted or exchanged for securities, cash or other property, or we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets or we or another person acquire 50% or more of our outstanding shares of common stock, then following such event, the holders of the pre-funded warrants will be entitled to receive upon exercise of the pre-funded warrants the same kind and amount of securities, cash or property which the holders would have received had they exercised the pre-funded warrants immediately prior to such fundamental transaction. Any successor to us or surviving entity shall assume the obligations under the pre-funded warrants.

Transferability

Subject to applicable laws and the restriction on transfer set forth in the pre-funded warrant, the pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the pre-funded warrants. In addition, we do not intend to apply for the listing of the pre-funded warrants on any national securities exchange. Without an active trading market, the liquidity of the pre-funded warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of such holder’s ownership of shares of our common stock, the holders of the pre-funded warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their pre-funded warrants.

Waivers and Adjustments

Subject to certain exceptions, any terms of the pre-funded warrants may be amended or waived with our written consent and the written consent of the holder.

Representative Warrants

The Representative Warrants will be issued in a form filed as an exhibit to the registration statement of which this prospectus is a part. You should review a copy of the form of Representative Warrant for a complete description of the terms and conditions applicable to the Representative Warrants.

We have agreed to issue Representative Warrants to the representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to                  shares of common stock, or                  shares of common stock assuming the exercise of the over-allotment option in full. The Representative Warrants will have an exercise price equal to $      per share of common stock. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering, and otherwise on substantially similar terms to the common warrants issued to investors as part of the offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part.

UNDERWRITING

We are offering the securities described in this prospectus through the underwriters named below. We have entered into an underwriting agreement dated                                 , 2024 with Ladenburg Thalmann & Co. Inc., as the representative of the underwriters in this offering. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase the number of our securities set forth opposite its name below.

Underwriters	Number of Shares	Number of Pre-Funded Warrants	Number of Common Warrants
Ladenburg Thalmann & Co. Inc.
Total

A copy of the underwriting agreement will be filed as an exhibit to the registration statement of which this prospectus is part.

We have been advised by the underwriters that they propose to offer the shares of common stock, pre-funded warrants, if any, and common warrants directly to the public at the public offering price set forth on the cover page of this prospectus. Any securities sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of $         per share of common stock (or per pre-funded warrant) and $        per common warrant to purchase shares of common stock.

The underwriting agreement provides that the underwriters’ obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement.

No action has been taken by us or the underwriters that would permit a public offering of the securities in any jurisdiction outside the United States where action for that purpose is required. None of our securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities offering hereby be distributed or published in any jurisdiction except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.

Underwriting Discount and Expenses

The following table summarizes the underwriting discount and commission to be paid to the underwriters by us.

	Per Share and Accompanying Common Warrant (1)	Per Pre-Funded Warrant and Accompanying Common Warrant (1)	Total Without Over- Allotment	Total With Full Over- Allotment
Public offering price	$	$	$	$
Underwriting discounts and commissions(2)(3)	$	$	$	$
Proceeds to us, before expenses	$	$	$	$

(1)	The public offering price and underwriting discount corresponds, in respect of the securities of (i) a public offering price per share of common stock (or pre-funded warrant) of $ ($ net of the underwriting discount) and (ii) a public offering price per common warrant of $ ($ net of the underwriting discount).

(2)	We have also agreed to pay the representative of the underwriters a management fee equal to 1.0% of the aggregate gross proceeds received from the sale of the securities in the transaction and reimburse the accountable expenses of the representative of the underwriters, including a pre-closing expense allowance of up to a maximum of $50,000 and an additional closing expense allowance up to a maximum of $85,000.

(3)	We have granted a 45-day option to the underwriters to purchase up to additional shares of common stock and/or additional common warrants exercisable for up to an additional shares of common stock at the assumed public offering price per share of common stock and the assumed public offering price per common warrant set forth above less the underwriting discounts and commissions solely to cover over- allotments, if any.

We estimate the total expenses payable by us for this offering to be approximately $             million, which amount includes (i) the underwriting discount of $                 , (ii) the management fee of $                 , (iii) reimbursement of the accountable expenses of the underwriters, including the legal fees of the representative of the underwriters, in an amount not to exceed $135,000 and (iv) other estimated company expenses of approximately $                 , which includes legal, accounting, printing costs and various fees associated with the registration and listing of our securities.

The securities we are offering are being offered by the underwriters subject to certain conditions specified in the underwriting agreement.

Over-allotment Option

We have granted to the underwriters an option exercisable not later than 45 days after the date of this prospectus to purchase up to an additional                    shares of common stock and/or                     common warrants at the assumed public offering price per share of common stock and the public offering price per common warrant set forth on the cover page hereto less the underwriting discounts and commissions. The underwriters may exercise the option solely to cover overallotments, if any, made in connection with this offering. If any additional shares of common stock and/or common warrants are purchased, the underwriters will offer these shares and/or common warrants on the same terms as those on which the other securities are being offered.

Representative Warrants

We have agreed to issue Representative Warrants to the representative of the underwriters, upon the closing of this offering, which entitle it to purchase up to                     shares of common stock, or                 shares of common stock assuming the exercise of the over-allotment option in full. The Representative Warrants will have an exercise price equal to $      per share of common stock. The Representative Warrants will be exercisable immediately upon issuance, at any time and from time to time, in whole or in part, during the five-year period commencing from the commencement of sales of this offering, and otherwise on substantially similar terms to the common warrants issued to investors as part of the offering. The Representative Warrants and the shares of common stock underlying the Representative Warrants are being registered on the registration statement of which this prospectus is a part.

Right of First Refusal

We have granted to Ladenburg Thalmann & Co. Inc. the right of first refusal for a period of eighteen months following the closing of this offering to act as sole bookrunner, exclusive placement agent or exclusive sales agent in connection with any financing of the Company, subject to certain conditions.

Tail Financing Payments

We have also agreed to pay the representative of the underwriters a tail fee equal to 9% of the total gross proceeds received by us from any investor who was contacted by the representative of the underwriters during the term of its engagement and issue the Representative Warrants, subject to the terms in the underwriting agreement, if such investor provides us with capital in any public or private offering or other financing or capital raising transaction for a period of twelve months after expiration or termination of the engagement with the representative of the underwriters.

Listing

Our shares of common stock are listed on The Nasdaq Capital Market under the symbol “PRSO.”

The last reported sale price of our shares of common stock on                 , 2024 was $                 per share. The final public offering price will be determined between us, the underwriters and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final public offering price. There is no established public trading market for the warrants, and we do not expect such a market to develop. In addition, we do not intend to apply for a listing of the warrants on any national securities exchange or other nationally recognized trading system.

Lock-up Agreements

Each of our officers, directors and each of their respective affiliates and associated partners, and certain affiliated stockholders have agreed with the underwriters to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, or exercisable or exchangeable for, shares of our common stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed, in the underwriting agreement, to similar lock-up restrictions on the issuance and sale of our securities from the date of this prospectus for a period of 90 days following the date of this prospectus, subject to certain exceptions. Ladenburg Thalmann & Co. Inc. may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company.

Determination of Offering Price

Our common stock is currently traded on The Nasdaq Capital Market under the symbol “PRSO.” On                 2023, the closing price of our common stock was $             per share. We do not intend to apply for listing of the warrants on any securities exchange or other trading system.

The public offering price of the securities offered by this prospectus will be determined by negotiation between us and the underwriters. Among the factors that will be considered in determining the public offering price:

●	our history and our prospects;

●	the industry in which we operate;

●	our past and present operating results;

●	the previous experience of our executive officers; and

●	the general condition of the securities markets at the time of this offering.

The public offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the shares of common stock or warrants sold in this offering. That price is subject to change as a result of market conditions and other factors and we cannot assure you that the shares of common stock and warrants sold in this offering can be resold at or above the public offering price.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in syndicate covering transactions stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of our common stock:

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions, and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on The Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriters also may engage in passive market making transactions in our common stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of our common stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that any transactions, once commenced will not be discontinued without notice.

Other Relationships

From time to time, certain of the underwriters and their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they will receive customary fees and commissions. The representative of the underwriters may receive additional compensation in connection with advisory services.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by the underwriters, if any, participating in this offering and the underwriters may distribute prospectuses electronically. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

LEGAL MATTERS

The validity of the shares of common stock and warrants offered hereby will be passed upon for us by Mitchell Silberberg & Knupp LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2022 and 2021 incorporated in the Registration Statement on Form S-1 of which this prospectus forms a part by reference to the Annual Report on Form 10-K for the year ended December 31, 2022, have been so incorporated in reliance on the report of Weinberg & Company, P.A., an independent registered public accounting firm, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The SEC’s website address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the SEC in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available at the SEC’s website address referred to above. You may also access our reports and proxy statements free of charge at our website, www.peraso.com. The information contained on our website is not a prospectus and does not constitute a part of this prospectus. The prospectus included in this filing is part of a registration statement filed by us with the SEC. The full registration statement can be obtained from the SEC, as indicated above, or from us. You may request a copy of any of our periodic reports filed with the SEC at no cost, by writing or telephoning us at the following address:

Peraso Inc.

2309 Bering Dr.

San Jose, California 95131

Tel: (408) 418-7500

Attention: James Sullivan, Chief Financial Officer

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. We hereby incorporate by reference the following information or documents into this prospectus, except for information “furnished” under Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC which is not deemed filed and not incorporated in this prospectus:

●	our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023;

●	our Definitive Proxy Statement on Schedule 14A filed with the SEC on November 20, 2023, as supplemented on November 22, 2023 and December 12, 2023;

●	our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023, June 30, 2023 and September 30, 2023, filed with the SEC on May 15, 2023, August 14, 2023 and November 13, 2023, respectively;

●	our Current Reports on Form 8-K filed with the SEC on February 3, 2023, June 2, 2023, August 4, 2023, September 26, 2023, November 13, 2023 and December 19, 2023; and

●	the description of our common stock contained in the “Description of Securities” filed as Exhibit 4.6 to our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 29, 2023.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

Upon written or oral request, we will provide to you, without charge, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. Requests should be directed to: Peraso Inc., Attention: James Sullivan, Chief Financial Officer, 2309 Bering Dr., San Jose, California 95131, Tel: (408) 418-7500.

Shares of Common Stock and Accompanying

Common Warrants to Purchase up to                 Shares of Common Stock

Pre-Funded Warrants to Purchase up to                 Shares of Common Stock and

Accompanying Common Warrants to Purchase up to                 Shares of Common Stock

Up to                                Shares of Common Stock Issuable Upon Exercise of the Pre-Funded Warrants and Common Warrants

and

Underwriter Warrants to Purchase up to                    Shares of Common Stock

Preliminary Prospectus

                 , 2024

Ladenburg Thalmann

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable in connection with the registration of the securities hereunder. All amounts are estimates except the SEC registration fee and the FINRA filing fee.

Item	Amount to be paid
SEC registration fee		$664.20
FINRA filing fee		$1,175.00
Legal fees and expenses	$	[●]
Accounting fees and expenses	$	[●]
Miscellaneous fees and expenses	$	[●]
Total	$	[●]

ITEM 14. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and to the Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws (the “Bylaws”) of Peraso Inc., a Delaware corporation (the “Company”).

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s Certificate of Incorporation states that, to the fullest extent permitted by the DGCL as it may be amended, none of its directors shall be personally liable to the Company or to its stockholders for monetary damages for breach of fiduciary duty as a director. The Certificate of Incorporation also states that the Company shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and hold harmless all of its directors. To the extent permitted by applicable law, the Company is also authorized to provide indemnification of (and advancement of expenses to) agents (and any other persons to which Delaware law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory) with respect to actions for breach of duty to the Company, its stockholders, and others.

As permitted by the Company’s Certificate of Incorporation and the DGCL, the Company’s Bylaws provide that the Company shall indemnify its directors and officers against actions by third parties, and that the Company shall indemnify its directors, officers and employees against actions brought by or on behalf of the Company. The Bylaws also permit the Company to secure insurance on behalf of any officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability arising out of his or her actions in that capacity if he or she is serving at the Company’s request. The Company has obtained officer and director liability insurance with respect to liabilities arising out of various matters, including matters arising under the Securities Act.

The Company has entered into agreements with each of its directors and executive officers that, among other things, indemnify them for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by them in any action or proceeding, including any action by the Company or in the Company’s right, arising out of the person’s services as a director or officer of the Company or any other company or enterprise to which the person provides services at the Company’s request.

ITEM 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding shares of capital stock issued by the Company since December 15, 2020 that were not registered under the Securities Act of 1933, as amended (the “Securities Act”). Also included is the consideration received by the Company for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

1.	On February 1, 2021, the Company issued 42,672 shares of common stock valued at $139,964 to the holder of the Senior Secured Convertible Notes due August 15, 2023 in settlement of the accrued interest for the six month period ended February 15, 2021. Such shares were issued in a private placement transaction that was exempt from the registration requirements under the Securities Act pursuant to Section 4(a)(2) of the Securities Act.

2.	On December 17, 2021 (the “Closing Date”), pursuant to the terms and conditions of that certain Arrangement Agreement, dated September 14, 2021, as amended (the “Arrangement Agreement”), an aggregate of 9,295,097 exchangeable shares and 3,558,151 shares of common stock were issued to the former stockholders of Peraso Technologies Inc. (“Peraso”). Of such shares, pursuant to the terms of the Arrangement Agreement, the Company held in escrow an aggregate of 1,312,878 exchangeable shares and 502,567 shares of common stock (collectively, the “Earnout Shares”). The Earnout Shares are escrowed pursuant to the terms of an escrow agreement on a pro rata basis from the aggregate consideration received by the Peraso stockholders, subject to the offset by the Company for any losses in accordance with the Arrangement Agreement. Such Earnout Shares shall be released, subject to any offset claim, upon the satisfaction of the earlier of: (a) any date following the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date where the volume weighted average price of the common stock for any 20 trading days within a period of 30 consecutive trading days is at least $8.57 per share, subject to adjustment for stock splits or other similar transactions; (b) the date of any sale of all or substantially all of the assets or shares of the Company; or (c) the date of any bankruptcy, insolvency, restructuring, receivership, administration, wind-up, liquidation, dissolution, or similar event involving the Company. All and any voting rights and other stockholder rights, other than with respect to dividends and distributions, with respect to the Earnout Shares are suspended until the Earnout Shares are released from escrow.

The issuance of (i) the shares of common stock to those Peraso stockholders that elected to receive or otherwise will receive shares of common stock in connection with the Arrangement Agreement and (ii) the exchangeable shares to those Peraso stockholders that elected to receive exchangeable shares in connection with the Arrangement Agreement were issued in reliance upon the exemption from registration provided by Section 3(a)(10) of the Securities Act pursuant to the approval of the terms and conditions of the issuance and exchange of such securities by the Ontario Superior Court of Justice (Commercial List) by the final order issued and entered on November 26, 2021.

3.	On November 28, 2022, the Company entered into a Securities Purchase Agreement with Armistice Capital Master Fund Ltd. (the “Purchaser”), pursuant to which the Company agreed to offer and sell to the Purchaser, in a registered direct offering, an aggregate of 1,300,000 shares of common stock at a negotiated purchase price of $1.00 per share. The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 1,150,000 shares of common stock, in lieu of shares of common stock at the Purchaser’s election. Each pre-funded warrant was exercisable for one share of common stock. The purchase price of each pre-funded warrant was $0.99, and the exercise price of each pre-funded warrant was $0.01 per share. The pre-funded warrants were immediately exercisable and were exercised at any time until all of the pre-funded warrants are exercised in full. As of the date hereof, all pre-funded warrants have been exercised.

The shares, the pre-funded warrants and the shares of common stock issuable upon exercise of the pre-funded warrants were offered by the Company pursuant to an effective shelf registration statement on Form S-3 (No. 333-258386), which was declared effective by the SEC on August 9, 2021 and a corresponding prospectus supplement, dated November 28, 2022.

In a concurrent private placement offering, the Company also issued to the Purchaser warrants to purchase up to 3,675,000 shares of common stock. The purchase warrants are exercisable beginning six months and one day from the date of the Securities Purchase Agreement at an exercise price of $1.36 per share and will expire on the five-year anniversary of the initial exercise date, which exercise price was adjusted to $1.00 per share pursuant to an amendment entered into on May 31, 2023.

The closing of the offering occurred on November 30, 2022. The Company received gross proceeds of approximately $2.45 million in connection with the offering, before deducting placement agent fees and related offering expenses.

The purchase warrants and the shares of common stock issuable upon exercise of the purchase warrants were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of shares of common stock pursuant to the purchase warrants on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

4.	On May 31, 2023, the Company entered into a Securities Purchase Agreement with the Purchaser, pursuant to which the Company agreed to offer and sell to the Purchaser, in a registered direct offering, an aggregate of 2,250,000 shares of common stock, at a negotiated purchase price of $0.70 per share. The Company also offered and sold to the Purchaser pre-funded warrants to purchase up to 3,464,286 shares of common stock, in lieu of shares of common stock at the Purchaser’s election. Each pre-funded warrant is exercisable for one share of common stock. The purchase price of each pre-funded warrant was $0.69, and the exercise price of each pre-funded warrant is $0.01 per share. The pre-funded warrants were immediately exercisable and exercisable at any time until all of the pre-funded warrants are exercised in full. As of the date hereof, all pre-funded warrants have been exercised.

The shares, the pre-funded warrants and the shares of common stock issuable upon exercise of the pre-funded warrants were offered by the Company pursuant to the Registration Statement and a corresponding prospectus supplement, dated May 31, 2023.

In a concurrent private placement offering, the Company also issued to the Purchaser purchase warrants to purchase up to 5,714,286 shares of common stock. The purchase warrants are immediately exercisable at an exercise price of $0.70 per share and expire on the five-year anniversary of the initial exercise date.

The closing of the offering occurred on June 2, 2023. The Company received gross proceeds of approximately $4.0 million in connection with the offering, before deducting placement agent fees and related offering expenses. The Company agreed to issue the placement agent for this offering warrants to purchase up to 285,714 shares of common stock at an exercise price of $0.70 per share. Such warrants are immediately exercisable for a period of five years.

The purchase warrants, the shares of common stock issuable upon exercise of the purchase warrants and the placement agent warrants were not registered under the Securities Act pursuant to the exemption provided in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder, or in the event of an issuance of shares of common stock on a cashless basis, pursuant to the exemption provided in Section 3(a)(9) under the Securities Act.

ITEM 16. Exhibits and Financial Statement Schedules.

(a) Exhibit Index

1.1	Form of Underwriting Agreement
2.1	Arrangement Agreement with Peraso Technologies Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed with the SEC on September 15, 2021).
2.2	First Amending Agreement dated October 21, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Form 8-K, as filed with the SEC on October 22, 2021).
3.1	Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.6 to the Company’s Form 8-K, as filed with the SEC on November 12, 2010).
3.1.1	Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on February 14, 2017).
3.1.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Peraso Inc., filed with the Secretary of State of the State of Delaware on August 27, 2019 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on August 27, 2019).
3.1.3	Certificate of Amendment to Articles of Incorporation (Name Change) (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
3.1.4	Certificate of Designation of Series A Special Voting Preferred Stock (incorporated by reference to Exhibit 3.2 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
3.1.5	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Peraso Inc., filed with the Secretary of State of the State of Delaware on December 15, 2023 (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on December 19, 2023).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Form 8-K, as filed with the SEC on November 23, 2021).
4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Form 10-K, as filed with the SEC on March 31, 2022).
4.2	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, as filed with the SEC on June 30, 2017).
4.3	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on June 30, 2017).
4.4	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.6 to the Company’s Form 8-K, as filed with the SEC on October 3, 2018).
4.5	Description of the Registrant’s Securities (incorporated by reference to Exhibit 4.6 to the Company’s Form 10-K, as filed with the SEC on March 31, 2022).
4.6.1*	Peraso Inc. 2010 Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 4.8 to the Company’s Form S-8, as filed with the SEC on February 15, 2019).
4.6.2*	Amended and Restated Peraso Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 4.2 to the Company’s Form S-8, as filed with the SEC on January 7, 2022).
4.7.1	Form of Agreement for Stock Option Grant pursuant to the Peraso Inc. Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Exhibit 4.10 to the Company’s Form S-8, as filed with the SEC on July 28, 2010).
4.7.2	Form of Notice of Grant of Stock Option Award and Agreement pursuant to the Peraso Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 4.10 to the Company’s Form S-8, as filed with the SEC on November 13, 2019).
4.8.1	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Peraso Inc. Amended and Restated 2010 Equity Incentive Plan (incorporated by reference to Exhibit 10.23 to the Company’s Form 10-Q, as filed with the SEC on August 8, 2013).
4.8.2	Form of Notice of Grant of Restricted Stock Unit Award and Agreement under the Peraso Inc. 2019 Stock Incentive Plan (incorporated by reference to Exhibit 4.13 to the Company’s Form S-8, as filed with the SEC on November 13, 2019).

4.9*	Amended Peraso Technologies Inc. 2009 Share Option Plan (incorporated by reference to Exhibit 4.5 to the Company’s Form S-8, as filed with the SEC on January 7, 2022).
4.10	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, as filed with the SEC on November 30, 2022).
4.11	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on November 30, 2022).
4.12	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
4.13	Form of Purchase Warrant (incorporated by reference to Exhibit 4.2 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
4.14	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
4.15***	Form of Common Warrant
4.16***	Form of Pre-Funded Warrant
5.1***	Opinion of Mitchell Silberberg & Knupp LLP
10.1*	Employment offer letter agreement between the Company and James Sullivan dated January 18, 2008 (incorporated by reference to Exhibit 10.26 to the Company’s Form 10-K, as filed with the SEC on March 17, 2008).
10.2*	Change-in-control Agreement between the Company and James Sullivan dated January 18, 2008 (incorporated by reference to Exhibit 10.27 to the Company’s Form 10-K, as filed with the SEC on March 17, 2008).
10.3*	Form of Option Agreement for Stock Option Grant pursuant to 2010 Equity Incentive Plan (incorporated by reference to Exhibit 4.10 to the Company’s Form S-8, as filed with the SEC on July 28, 2010).
10.4*	Form of Notice of Restricted Stock Unit Award and Agreement under the Peraso Inc. 2010 Amended and Restated Equity Incentive Plan (incorporated by reference to Exhibit 4.8 to the Company’s Form S-8, as filed with the SEC on June 5, 2009).
10.5*	Form of New Employee Inducement Grant Stock Option Agreement (revised February 2012) (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K, as filed with the SEC on March 15, 2012).
10.6	Form of Indemnification Agreement used from June 2012 to present (incorporated by reference to Exhibit 10.22 to the Company’s Form 10-Q, as filed with the SEC on August 9, 2012).
10.8*	Executive Change-in-Control and Severance Policy (incorporated by reference to Exhibit 99(d)(7) to the Company’s Schedule TO, as filed with the SEC on July 26, 2016).
10.9*	Employment offer letter agreement between the Company and Daniel Lewis dated August 8, 2018 (incorporated by reference to Exhibit 10.28 to the Company’s Form S-1/A, as filed with the SEC on September 17, 2018).
10.10	Securities Purchase Agreement (incorporated by reference to Exhibit 10.26 to the Company’s Form 8-K, as filed with the SEC on October 3, 2018).

10.11	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on April 17, 2020).
10.12	Form of Lock-Up Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
10.13	Intercompany Services Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
10.14*	Employment Agreement (Ronald Glibbery) (incorporated by reference to Exhibit 10.3 to the Company’s Form 8-K, as filed with the SEC on December 20, 2021).
10.15	Employment offer letter agreement between the Company and Mark Lunsford dated October 4, 2022 (incorporated by reference to Exhibit 10.17 to the Company’s Form 10-K, as filed with the SEC on March 29, 2023).
10.16*	Employment Agreement (Brad Lynch) (incorporated by reference to Exhibit 10.18 to the Company’s Form 10-K, as filed with the SEC on March 29, 2023).
10.17*	Employment Agreement (Alexander Tomkins) (incorporated by reference to Exhibit 10.19 to the Company’s Form 10-K, as filed with the SEC on March 29, 2023).
10.18*	Amendment to offer of employment between the Company and Daniel Lewis dated April 15, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, as filed with the SEC on August 15, 2022).
10.19*	Amendment to offer of employment between the Company and James Sullivan dated April 15, 2022 (incorporated by reference to Exhibit 10.2 to the Company’s Form 10-Q, as filed with the SEC on August 15, 2022).
10.20*	Amendment to employment agreement between Peraso Technologies Inc. and Brad Lynch dated April 15, 2022 (incorporated by reference to Exhibit 10.3 to the Company’s Form 10-Q, as filed with the SEC on August 15, 2022).
10.21*	Amendment to offer of employment between the Company and Alex Tomkins dated April 19, 2023 (incorporated by reference to Exhibit 10.21 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.22*	Amendment to offer of employment between the Company and Ronald Glibbery dated April 19, 2023 (incorporated by reference to Exhibit 10.22 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.23*	Second Amendment to offer of employment between the Company and Brad Lynch dated April 19, 2023 (incorporated by reference to Exhibit 10.23 to the Company’s Form S-1, as filed with the SEC on June 16, 2023).
10.24**	Technology License and Patent Assignment Agreement By and Between Intel Corporation and Peraso Inc. dated August 5, 2022 (incorporated by reference to Exhibit 10.1 to the Company’s Form 10-Q, as filed with the SEC on November 14, 2022).
10.25**	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on November 28, 2022).
10.26	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on November 28, 2022).
10.27**	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
10.28	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K, as filed with the SEC on June 2, 2023).
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Form 10-K, as filed with the SEC on March 31, 2022).
23.1+	Consent of Independent Registered Public Accounting Firm-Weinberg & Co., P.A.
23.2***	Consent of Mitchell Silberberg & Knupp LLP (included in Exhibit 5.1)
24.1+	Power of Attorney (see signature page)
104+	Cover Page Interactive Data File (embedded within the Inline XBRL document)
107+	Filing fee table

+	Filed herewith.
*	Management contract, compensatory plan or arrangement.
**	Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company hereby undertakes to furnish copies of such omitted materials supplementally upon request by the SEC.
***	To be filed by amendment.

ITEM 17. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) (§ 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on December 22, 2023.

PERASO INC.

By:	/s/ James Sullivan
James Sullivan
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Ronald Glibbery and James Sullivan and each of them, any of whom may act without the joinder of the other, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective on filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ronald Glibbery	Chief Executive Officer and Director	December 22, 2023
Ronald Glibbery	(principal executive officer)

/s/ James Sullivan	Chief Financial Officer	December 22, 2023
James Sullivan	(principal financial and accounting officer)

/s/ Daniel Lewis	Director	December 22, 2023
Daniel Lewis

/s/ Ian McWalter	Director	December 22, 2023
Ian McWalter

/s/ Andreas Melder	Director	December 22, 2023
Andreas Melder

/s/ Robert Y. Newell	Director	December 22, 2023
Robert Y. Newell